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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Susquehanna Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

P.O. Box 1000

26 North Cedar Street

Lititz, PA 17543-7000

March 23, 2012

TO OUR SHAREHOLDERS:

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Friday, May 4, 2012. At the meeting, you will be asked to elect 17 nominees to the Board of Directors for the ensuing year, and to approve, in an advisory vote, Susquehanna’s executive compensation. You will also be asked to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2012. In addition, we will report on Susquehanna’s 2011 business results and other matters of interest to shareholders.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card and instructions for voting and Susquehanna’s 2011 Annual Report.

An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting. If your Susquehanna shares are held in the name of a bank, broker or other holder of record, you will need proof of share ownership to attend the meeting. A recent bank or brokerage account statement is an example of proof of ownership.

All shareholders are invited to attend the Annual Meeting in person. However, even if you expect to be present at the Annual Meeting, please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or, alternatively, to complete, sign and date the enclosed proxy card and return it in the postage-paid envelope we have provided. Shareholders attending the Annual Meeting in person may vote in person, even if they have previously voted by proxy.

Your vote is very important. Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Using the Internet or telephone helps save us money by reducing postage and proxy tabulation costs.

I look forward to seeing you at the meeting.

Sincerely,

William J. Reuter

Chairman of the Board and Chief Executive Officer

SUSQUEHANNA BANCSHARES, INC.

26 North Cedar Street

Lititz, Pennsylvania 17543

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2012

On Friday, May 4, 2012, Susquehanna Bancshares, Inc. will hold its 2012 Annual Meeting of Shareholders at the Hershey Country Club, 1000 East Derry Road, Hershey, Pennsylvania 17033. The meeting will begin at 10:00 a.m. Eastern time. Only shareholders of Susquehanna, their proxies and invited guests of Susquehanna may attend Susquehanna’s Annual Meeting.

At the meeting Susquehanna shareholders will consider the following matters:

1.	The election to Susquehanna’s board of directors of the 17 nominees set forth in the enclosed proxy statement for a one-year term;

2.	Approval, in an advisory vote, of Susquehanna’s executive compensation;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	Any other business properly presented at the meeting, or any adjournments or postponements thereof.

Susquehanna’s board of directors recommends that you vote (1) “FOR” the election to Susquehanna’s board of directors of the seventeen (17) nominees set forth in the enclosed proxy statement for a one-year term; (2) “FOR” approval, in an advisory vote, of Susquehanna’s executive compensation; and (3) “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Only shareholders of record of Susquehanna common stock at the close of business on Wednesday, March 7, 2012, and their proxies, may vote at Susquehanna’s Annual Meeting. If Susquehanna’s Annual Meeting cannot be organized because a quorum is not present, the Susquehanna shareholders present and entitled to vote at such meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. If necessary, those shareholders who attend or participate at such adjourned meeting will constitute a quorum for the purpose of electing directors, even if they represent less than a majority of the outstanding Susquehanna shares.

If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because a quorum is not present, the Susquehanna shareholders entitled to vote and present, in person or by proxy, at any subsequent adjournment of the Annual Meeting will constitute a quorum for the following purposes, even if they represent less than a majority of the outstanding Susquehanna shares: (1) approving, in an advisory vote, Susquehanna’s executive compensation; and (2) ratifying the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

At the meeting Susquehanna will also report on Susquehanna’s 2011 business results and other matters of interest to shareholders.

A copy of Susquehanna’s 2011 Annual Report is also enclosed. The approximate date of mailing the enclosed proxy statement and proxy card is March 23, 2012.

By Order of the Board of Directors,

Lisa M. Cavage, Secretary

Lititz, Pennsylvania

March 23, 2012

i

Your vote is important. Please complete, sign, date and return the enclosed proxy card immediately or vote by telephone or over the Internet.

You are cordially invited to attend Susquehanna’s Annual Meeting in person. Even if you plan to be present, you are urged to return the enclosed proxy card or vote by telephone or over the Internet at your earliest convenience. You may mark, date, sign and return the proxy card in the envelope provided, which requires no postage if mailed in the United States. You may also authorize the individual named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. If you attend Susquehanna’s Annual Meeting, you may vote either in person or by your proxy. At any time before the vote at the meeting, you can change your vote either by:

•	giving Susquehanna’s Secretary a written notice revoking your proxy card;

•	signing, dating and returning a new proxy card or placing a second telephone or Internet vote; or

•	attending Susquehanna’s Annual Meeting and voting in person.

Susquehanna will honor the proxy card or the telephone or Internet vote with the latest date. If you attend Susquehanna’s Annual Meeting and vote in person, Susquehanna will honor the vote at the meeting.

An admission ticket, which is required for entry into Susquehanna’s Annual Meeting, is attached to your proxy card or notice of instruction. If you plan to attend Susquehanna’s Annual Meeting, please vote your proxy but keep the admission ticket and bring it to Susquehanna’s Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to attend the meeting. A recent bank or brokerage account statement indicating your Susquehanna holdings is an example of proof of ownership.

If you fail to return your proxy card or vote by telephone, Internet or in person, your shares will not be counted for the purpose of determining whether a quorum is present at Susquehanna’s Annual Meeting and your shares will have no effect on the votes for (1) the election of directors; (2) approval, in an advisory vote, of Susquehanna’s executive compensation; or (3) ratification of the appointment of PricewaterhouseCoopers, LLP as Susquehanna’s independent registered public accounting firm.

ii

VOTING ELECTRONICALLY OR BY TELEPHONE

Susquehanna shareholders of record on the close of business on Wednesday, March 7, 2012, the record date for the Susquehanna Annual Meeting, may authorize the voting of their shares by telephone or Internet by following the instructions on their proxy card or voting instruction form. If you have any questions regarding whether you are eligible to authorize the voting of your shares by telephone or by Internet, please contact Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attn: Abram G. Koser, Vice President-Investor Relations, telephone number (717) 626-4721.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders that we are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, some of you will receive a Notice of Internet Availability of Proxy Materials and others will receive paper copies of the proxy statement and our annual report. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the proxy statement and the annual report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire. We believe electronic delivery should expedite the receipt of materials, significantly lower costs and help to conserve natural resources.

Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the proxy statement, the proxy card, the 2011 Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for you to review online at http://materials.proxyvote.com/869099.

This proxy statement and our 2011 Annual Report also are available in the Investor Relations section of our website at www.susquehanna.net. You may access this material by choosing the “Investor Relations” button at the top of the page, and then selecting “Filings and Reports” from the items listed in the Investor Relations section. The information on our website is not part of our proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

iii

i

PROXY STATEMENT

May 4, 2012

On Friday, May 4, 2012, Susquehanna Bancshares, Inc. will hold its 2012 Annual Meeting of Shareholders (the “Annual Meeting”) at the Hershey Country Club, 1000 East Derry Road, Hershey, Pennsylvania 17033. The meeting will begin at 10:00 a.m. Eastern time. Instructions on how to obtain directions to the Hershey Country Club can be found on its website http://www.hersheycountryclub.com by clicking on the link “Directions”. The information to access this website and these directions are also printed on the Susquehanna admission ticket included with this proxy statement.

This proxy statement, which contains information and a proxy card relating to Susquehanna’s Annual Meeting, was prepared under the direction of the board of directors of Susquehanna to solicit your proxy for use at the Annual Meeting and will be mailed to Susquehanna’s shareholders on or about March 23, 2012.

INFORMATION ABOUT SUSQUEHANNA’S ANNUAL MEETING

Who is entitled to vote?

Shareholders of record of Susquehanna’s common stock at the close of business on March 7, 2012 are entitled to vote at Susquehanna’s Annual Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. As of March 7, 2012, 187,736,579 shares of Susquehanna’s common stock, par value $2.00 per share, were issued and outstanding and entitled to vote at Susquehanna’s Annual Meeting.

How may I gain entry to the Annual Meeting?

An admission ticket, which is required for entry into Susquehanna’s Annual Meeting, is attached to the proxy card included with this proxy statement. If you plan to attend the meeting, please vote your proxy by mailing in your proxy card, or vote by telephone or Internet, but keep the admission ticket and bring it for admittance into Susquehanna’s Annual Meeting.

If your Susquehanna shares are held in the name of a bank, broker or other holder of record, you will need proof of Susquehanna share ownership to attend Susquehanna’s Annual Meeting. A recent bank or brokerage account statement indicating your Susquehanna holdings is an example of proof of ownership. If you arrive at the meeting without an admission ticket, Susquehanna will admit you only if we are able to verify that you are a Susquehanna shareholder.

What am I voting on?

At the Annual Meeting, you will be asked to consider and vote on proposals to:

•	elect to Susquehanna’s board of directors the 17 nominees set forth in this proxy statement;

•	approve, in an advisory vote, Susquehanna’s executive compensation;

•	ratify the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm; and

•	attend to any other business properly presented at the meeting, or any postponements or adjournments thereof.

As of March 23, 2012, Susquehanna’s board did not know of any business to be presented at the Annual Meeting other than the proposals described above. If any other matters should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies on any matters for which such proxies have authority to vote.

How does the board of directors recommend I vote on the proposals?

The Susquehanna board recommends that you vote (1) “FOR” the election to Susquehanna’s board of directors of the 17 nominees set forth in this proxy statement for a one-year term; (2) “FOR” approval, in an advisory vote, of Susquehanna’s executive compensation; and (3) “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm.

If I do not attend the meeting, what methods may I use to vote?

Shareholders have the choice of voting over the Internet, by using a toll-free telephone number or by completing the proxy card and mailing it in the postage-paid envelope provided. Internet and telephone voting will provide proxy holders the same authority to vote your shares as if you had returned your proxy card by mail. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to accurately record and count their proxies.

Please refer to your proxy card, as applicable, or the information forwarded by your broker or other holder of record to see which options are available to you and the deadlines for voting.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Samuel G. Reel, Jr. and Thomas R. Diehl or either of them with full power of substitution, have been designated as proxies for Susquehanna’s 2012 Annual Meeting.

All shares represented by valid proxies will be voted in the manner specified in those proxies.

How can I vote?

To vote using your proxy card, mark your selections, sign and return your proxy card using the postage-paid envelope provided with this proxy statement. The proxies will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by your company’s board of directors. You may also choose to vote by telephone or by using the Internet.

How do I vote using the Internet?

If your shares are held in the name of a broker, bank or other nominee: You may vote your shares over the Internet by following the voting instructions provided on the voting instruction form that you receive from such broker, bank or other nominee.

If your shares are registered in your name: You may vote your Susquehanna shares over the Internet by directing your Internet browser to www.proxyvote.com and following the onscreen instructions. You will need the control number that appears on the voting instruction form to vote when using this webpage. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet voting facilities for Susquehanna’s shareholders of record will close at 11:59 p.m. Eastern time on May 3, 2012. You may also choose to vote by telephone or by using your proxy card.

How do I vote by telephone?

If your shares are held in the name of a broker, bank or other nominee: You may vote your shares over the telephone by following the telephone voting instructions, if any, provided on the voting instruction form you receive from such broker, bank or other nominee.

If your shares are registered in your name: You may vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card to vote when you call. Telephone voting facilities for Susquehanna’s shareholders of record will close at 11:59 p.m. Eastern time on May 3, 2012. You may also choose to vote by using the Internet or by using your proxy card.

How many votes may I cast?

In connection with the election of the directors, you are entitled to cast one vote for each Susquehanna share held by you for each of the 17 nominees, but you may not cumulate your votes in favor of a particular nominee. Votes may be cast in favor of or be withheld with respect to each of the 17 nominees.

In connection with the proposal to approve, in an advisory vote, Susquehanna’s executive compensation, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

In connection with the ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

What vote is required to approve each item on the agenda?

•	The director nominees will be elected by a plurality of the votes cast at Susquehanna’s Annual Meeting. In other words, the nominees receiving the highest number of votes will be elected.

•

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to approve, in an advisory vote, Susquehanna’s executive compensation.

•

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to ratify the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ended December 31, 2012.

What is a quorum?

The presence at Susquehanna’s Annual Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding Susquehanna shares entitled to vote on a particular matter will constitute a quorum for the purposes of that matter. Votes withheld in the election of directors are treated as present. If your shares are held in “street name” and you do not give your broker voting instructions, your broker generally will have discretion to vote your shares for “routine” matters such as the proposal to ratify PricewaterhouseCoopers, LLP as Susquehanna’s independent registered public accounting firm.

What is a broker non-vote?

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Under applicable New York Stock Exchange (“NYSE”) rules, brokers cannot exercise discretion to vote shares in an uncontested election of directors or on matters relating to executive compensation (each, a “non-routine” proposal) if the shareholder does not give the broker voting instructions for these matters. To the extent that brokers have not received voting instructions, brokers report such number of shares as “non-votes.” Accordingly, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms, if your shares are held in “street name” and wish to vote your shares on: (1) the election of directors and (2) approval, in an advisory vote, of Susquehanna’s executive compensation, you must give your broker voting instructions for these proposals.

How are broker non-votes and abstentions counted?

Broker non-votes will have no effect on the votes for (1) the election of directors; (2) approval, in an advisory vote, of Susquehanna’s executive compensation; or (3) ratification of the appointment of PricewaterhouseCoopers, LLP as Susquehanna’s independent registered public accounting firm.

Votes withheld will have no effect on the election of directors. Abstentions will have the same effect as a vote “AGAINST” the proposals for (1) approval, in an advisory vote, of Susquehanna’s executive compensation; and (2) ratification of the appointment of PricewaterhouseCoopers, LLP as Susquehanna’s independent registered public accounting firm.

May I change my mind after voting by proxy?

Proxies are voted at the shareholder meeting. You can revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a Susquehanna shareholder of record, you can write to Susquehanna’s Corporate Secretary, Attn: Lisa M. Cavage, P.O. Box 1000, 26 North Cedar Street, Lititz, Pennsylvania 17543-7000, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the shareholder meeting will not of itself constitute a revocation of your proxy.

Who will count the vote?

Broadridge Financial Solutions, Inc., Susquehanna’s Tabulation Agent and the Judge of Elections, will tabulate the votes cast by proxy or in person at Susquehanna’s Annual Meeting.

Susquehanna will report the results on a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days following its annual meeting.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

What if I submit a proxy without specifying how to vote?

If you submit a properly executed proxy that is received before or at Susquehanna’s Annual Meeting and not revoked, unless you otherwise specify in the proxy, your proxy will be voted “FOR” each of the seventeen (17) director nominees presented in this proxy statement; “FOR” approval, in an advisory vote, of Susquehanna’s executive compensation; and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm.

Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with the instruction indicated in your proxy.

What if I am a participant in a Susquehanna direct purchase plan?

If you are a participant in the Investors Choice, Dividend Reinvestment & Direct Stock Purchase and Sale Plan for Susquehanna’s common stock, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s administrator is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card. If you are an employee participant in a Susquehanna Employee Stock Purchase Plan, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s custodian is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail.

What if I am a participant in the former Abington Bank ESOP, Graystone Tower Bank ESOP or Abington Bank 401(k) plan?

If you are a participant in the former Abington Bank or Graystone Tower Bank Employee Stock Ownership Plan (“ESOP”) or the Abington Bank 401(k) Plan, the return of your marked proxy card or the electronic voting of your plan shares as described in this document will constitute voting instructions to the trustee or administrator of that plan as to the manner in which shares allocated to you under the plan should be voted. Under the terms of the plans, the trustee or administrator is responsible for voting all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares allocated to his or her plan account.

For each of the plans, the trustee or administrator will vote the allocated plan shares in accordance with the instructions received by the plan’s participants. If you do not submit voting instructions, the plan trustee or administrator will not vote the shares allocated to your account. In order to give the trustee or administrator enough time to vote the plan shares, the deadline for returning your voting instructions for the Abington Bank ESOP, Graystone Tower Bank ESOP and Abington Bank 401(k) plan is 11:59 P.M. Eastern Time on April 27, 2012.

Who may solicit proxies on Susquehanna’s behalf?

Susquehanna has engaged Phoenix Advisory Partners, a division of American Stock Transfer & Trust Company, LLC, to provide corporate governance advisory services and to solicit proxies on Susquehanna’s behalf in connection with Susquehanna’s Annual Meeting. Susquehanna has agreed to pay Phoenix Advisory Partners approximately $8,500 for its services, and has agreed to reimburse Phoenix Advisory Partners for all reasonable out-of-pocket expenses. Phoenix Advisory Partners has agreed to protect the security and confidentiality of non-public personal information concerning Susquehanna’s shareholders.

Additionally, Susquehanna’s directors, officers and employees may solicit proxies from Susquehanna’s shareholders. These persons will not receive any additional compensation for their efforts to this end. Susquehanna will also request that brokerage houses and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners. Susquehanna will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies. If necessary, Susquehanna may request that you return your proxy card(s) by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends entirely upon how quickly proxy cards are returned.

Will any business be conducted at the meeting other than as specified above?

As of March 23, 2012, the Susquehanna board of directors did not know of any business to be presented for consideration at the respective meetings other than the matters described in this proxy statement and those incidental to the conduct of the meeting. It is not anticipated that other matters will be brought before the meeting. If, however, other matters are properly brought before a meeting or any adjournments thereof, the persons named in this proxy will have the discretion to vote or act on such matters at such meeting according to their best judgment.

What is the deadline for Susquehanna shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for Susquehanna shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the procedures set forth in Susquehanna’s Bylaws. All proposals and notifications should be addressed to the Corporate Secretary. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by Susquehanna’s Corporate Secretary no later than November 25, 2012. Proposals to be considered at next year’s annual meeting, that will not be included in Susquehanna’s proxy statement and proxy card for such meeting, must be received by Susquehanna’s Corporate Secretary no later than January 4, 2013 and must comply with all applicable requirements of Susquehanna’s Bylaws.

THE SUSQUEHANNA ANNUAL SHAREHOLDERS’ MEETING

Susquehanna will hold its 2012 Annual Meeting of Shareholders at 10:00 a.m. Eastern time, May 4, 2012, at the Hershey Country Club, Hershey, Pennsylvania. Susquehanna’s board of directors is providing you with this document in order to solicit your proxy for use at the Annual Meeting. We mailed this document and accompanying form of proxy to you on or about March 23, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND HOLDINGS OF SUSQUEHANNA MANAGEMENT

The number of shares of Susquehanna’s common stock deemed to be beneficially owned by each person Susquehanna knows to be the beneficial owner of at least five percent of Susquehanna’s common stock, each director, each nominee for director and each executive officer named in Susquehanna’s Summary Compensation Table in this proxy statement, and all of such directors, nominees and executive officers as a group as of February 27, 2012, is set forth in the following table.

Name of Beneficial Owner	Number of Shares Owned(1)	Options Exercisable Within 60 days	Total Beneficial Ownership of Susquehanna Common Stock	Percent of Shares Outstanding
5% Shareholders

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	12,850,126	—	16,425,680	8.75%

Dimensional Fund Advisors, LP 6300 Bee Cave Road Austin, TX 78746	9,406,535	—	9,406,535	5.01%

Directors, Nominees for Director and Named Executive Officers

Anthony J. Agnone, Sr.(2)(3)	88,996	2,000	90,996	*
Wayne E. Alter, Jr.(2)	57,595	18,000	75,595	*
Peter DeSoto	126,340	3,000	129,340	*
Eddie L. Dunklebarger(2)(4)	342,313	16,667	358,980	*
Bernard A. Francis, Jr.	41,448	17,054	58,502	*
Henry R. Gibbel(2)(5)	628,270	—	628,270	*
Bruce A. Hepburn(2)(6)	35,319	15,750	51,069	*
Donald L. Hoffman(2)(7)	146,231	5,000	151,231	*
Drew K. Hostetter	54,797	79,387	134,184	*
Sara G. Kirkland(2)	7,752	—	7,752	*
Jeffrey F. Lehman(2)	61,730	11,310	73,040	*
Guy W. Miller, Jr.(8)	32,444	17,250	49,694	*
Michael A. Morello(2)(9)	221,414	9,000	230,414	*
Scott J. Newkam(2)	17,075	3,000	20,075	*
Robert E. Poole, Jr.(2)	161,245	11,310	172,555	*
Michael M. Quick	66,185	74,387	140,572	*
William J. Reuter(2)	90,244	162,134	252,378	*
Andrew S. Samuel(2)(10)	83,190	100,443	183,633	*
Christine Sears(2)(11)	16,243	3,000	19,243	*
James A. Ulsh(2)(12)	38,528	3,000	41,528	*
Robert W. White(2)(13)	426,385	709,854	1,136,239
Roger V. Wiest, Sr.(2)	62,595	18,000	80,595	*

All Directors and Executive Officers as a Group (23 individuals)	2,849,229	1,279,546	4,128,775	2.20%

*	Less than one percent.
(1)

Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with the spouse or children living in the same household; individually by the spouse or children living in the same household; or as trustee, custodian or guardian for minor children living in the same household. The number of shares beneficially owned by each of BlackRock, Inc. and Dimensional Fund Advisors, LP is based on information included in the Schedule 13G/A filed by such entity with the Securities and Exchange Commission. The percent of shares outstanding for each of BlackRock, Inc. and Dimensional Fund Advisors, LP has been calculated by dividing the total shares beneficially owned by such entity by the number of shares outstanding as of February 27, 2012. Shareholding information for Susquehanna’s directors and officers is based on information contained in its records and on information received from each director and officer.
(2)	Nominee to the board for a one-year term.
(3)	Mr. Agnone has sole beneficial ownership of 88,528 shares. Mr. Agnone’s wife has sole beneficial ownership of 468 shares.
(4)	Mr. Dunklebarger has sole beneficial ownership of 251,053 shares and shares beneficial ownership with his wife of 1,827 shares. Mr. Dunklebarger’s wife has sole beneficial ownership of 47,314 shares and his daughter has sole beneficial ownership of 550 shares. Mr. Dunklebarger holds 8,986 shares as custodian for his daughter. In addition, Mr. Dunklebarger holds 32,583 shares in a 401(k) plan.
(5)	Mr. Gibbel has sole beneficial ownership of 13,349 shares and shares beneficial ownership of 1,297 shares as custodian for his children. Mr. Gibbel is an officer of Penn Charter Mutual Insurance Company and Lititz Mutual Insurance Company. These two organizations hold 28,125 shares and 585,499 shares respectively, to which Mr. Gibbel disclaims beneficial ownership.
(6)	Mr. Hepburn has sole beneficial ownership of 30,101 shares and shares beneficial ownership of 4,218 shares that are held in a family trust. In addition, Mr. Hepburn’s wife has sole beneficial ownership of 1,000 shares.
(7)	Mr. Hoffman has sole beneficial ownership of 52,335 shares. Mr. Hoffman shares beneficial ownership of 800 shares held as custodian for his grandchildren. Mr. Hoffman shares beneficial ownership of 93,096 shares held in a trust.
(8)	Mr. Miller has sole beneficial ownership of 32,059 shares. Mr. Miller’s wife has sole beneficial ownership of 385 shares.
(9)	Mr. Morello has sole beneficial ownership of 107,595 shares. Mr. Morello’s wife has sole beneficial ownership of 40,000 shares. Mr. Morello’s daughter has sole beneficial ownership of 33,643 shares held directly and 1,250 shares held in her IRA Account. Mr. Morello’s son has sole beneficial ownership of 33,676 shares held directly and 1,250 shares held in his IRA Account. In addition, 4,000 shares are held by Stardust Development Company, LLC, of which Mr. Morello is the owner.
(10)	Mr. Samuel has sole beneficial ownership of 75,155 shares and holds 8,035 shares in his ESOP.
(11)	Ms. Sears has sole beneficial ownership of 12,595 shares. Ms. Sears shares beneficial ownership with her husband of 3,400 shares and Ms. Sears’s husband has sole beneficial ownership of 248 shares.
(12)	Mr. Ulsh has sole beneficial ownership of 29,340 shares and holds 8,490 shares in a 401(k) plan. Mr. Ulsh’s wife has sole beneficial ownership of 698 shares.
(13)	Mr. White has sole beneficial ownership of 289,435 shares, holds 32,791 shares in his ESOP, and 34,159 shares in a 401(k) plan. Mr. White shares beneficial ownership with his wife of 70,000 shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

On February 27, 2008, Susquehanna’s board of directors amended and restated Susquehanna’s Bylaws in order to declassify the board over a period of three years, commencing with the election of directors at Susquehanna’s 2008 Annual Meeting. By Susquehanna’s 2011 Annual Meeting, the board was fully declassified; therefore, all director nominees will be nominated for one-year terms.

Susquehanna’s board currently consists of 19 members. Mr. Peter DeSoto has attained the mandatory retirement age for service on the Board of Directors and will retire at the Annual Meeting. Mr. Guy Miller has chosen not to be renominated by the board of directors. The board has set the number of directors at 17 and has nominated 17 of the current directors for re-election at Susquehanna’s Annual Meeting. If elected, each nominee shall hold office until Susquehanna’s annual meeting next succeeding his or her election and until his or her successor shall be duly elected and shall qualify, or until his or her earlier death, resignation, retirement or removal from office. The candidates nominated who receive the highest number of votes among the nominees will be elected. You are entitled to cast one vote for each Susquehanna share held by you for each of the 17 nominees. You are not entitled to cumulate your votes. Each of the nominees has consented to serve, if elected.

Nomination Criteria

Susquehanna’s Nominating and Corporate Governance Committee has determined that no one single criterion should be given more weight than any other criterion when it considers the qualifications of a potential nominee to the board. Instead, it believes that it should consider the total “skills set” of an individual. In evaluating an individual’s “skills set,” the committee considers a variety of factors, including, but not limited to, the potential nominee’s background and education, his or her general business experience, and whether or not he or she has any experience in the banking industry. The Nominating and Corporate Governance Committee also considers whether a potential nominee resides or does business in the geographic areas in which Susquehanna operates, and whether or not a potential nominee has had any prior experience serving on one of Susquehanna’s subsidiary’s boards of directors. The Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of diversity in identifying director nominees. However, Susquehanna’s Corporate Governance Guidelines provide that the number and composition of the board should allow for a diversity of perspectives and backgrounds. The Nominating and Corporate Governance Committee may consider the diversity of the professional experience, education, geographic location, relevant technical skills and the extent to which the nominee would fill a present need on Susquehanna’s board when identifying director nominees. The Nominating and Corporate Governance Committee will evaluate and consider shareholder nominations using the same criteria as used for nominations submitted by company management or board members, as described above. Any nominee to the board proposed by a shareholder must consent in writing to such nomination.

Nominees

Upon the recommendation of Susquehanna’s Nominating and Corporate Governance Committee, Susquehanna’s board has nominated seventeen (17) persons to the board, all of whom are current members of the board.

The name and age, as of December 31, 2011, of the nominees to the Susquehanna board and their biographical summaries, including their business experience and qualifications, are as follows:

Anthony J. Agnone, Sr.

Age 58

Director Since 2008

Mr. Agnone is the owner and President of Eastern Athletic Services in Hunt Valley, Maryland, a full-service organization providing pre-draft counseling, contract negotiations, financial, budget and tax planning, marketing and endorsement opportunities to professional athletes and broadcasters, which Mr. Agnone founded in 1978. He has been an adjunct member of the faculty of the University of Baltimore School of Law since 1998 as well as a member of the board of directors of the Sports Lawyers Association since 1984, where he is currently serving as president. The board has determined that Mr. Agnone’s 30+ years as an investor, entrepreneur and business owner, which experience has included handling personnel issues, managing budgeting and accounting matters, and conducting risk assessments, as well as his prior years of service as a director of one of Susquehanna’s subsidiary banks, qualify him to serve as a member of Susquehanna’s board.

Wayne E. Alter, Jr.

Age 59

Director Since 2001

Mr. Alter has been the Chairman and Chief Executive Officer of DynaCorp, Inc., a real estate development and management company located in Hagerstown, Maryland since 1988. He is also a Managing Member of each of the following real estate ownership and management companies: Fountain Vista, LLC, Kensington LLC, Collegiate Acres LLC, Black Rock Meadows LLC, and Kensington Commercial Center LLC. Mr. Alter is the Chairman of First Action Security Team, Inc., a nation-wide product distributor in the security industry based in Hagerstown, Maryland. He is also the Chairman of Dynamark Monitoring, Inc. a nation-wide security monitoring company based in Hagerstown, Maryland. The Susquehanna board has determined that Mr. Alter’s extensive business experience, service on numerous professional and civic organizations, specifically his service as past chairman of the audit committee for Hagerstown Community College and past chairman of the compensation committee for Washington County Health System, Inc., as well as his prior experience as a director of one of Susquehanna’s subsidiary banks, qualify him to serve as a member of Susquehanna’s board.

Eddie L. Dunklebarger

Age 57

Director Since 2007

Mr. Dunklebarger has served as the Vice Chairman of Susquehanna’s board since January 2010 and also serves as the Vice Chairman of the board of Susquehanna Bank. Mr. Dunklebarger served as the Chief Operating Officer of Susquehanna from June 2008 through January 2011, as President of Susquehanna from June 2008 through February 2012, and as President and Chief Executive Officer of Susquehanna Bank from April 2008 to May 2009. Prior to Susquehanna’s acquisition in 2007 of Community Banks, Inc. and its wholly-owned banking subsidiary, Community Banks, Mr. Dunklebarger served as the Chairman of the board, President and Chief Executive Officer of Community Banks, Inc. The board has determined that Mr. Dunklebarger’s 29+ years in the banking business and prior public accounting experience as a CPA qualify him to serve as a member of Susquehanna’s board.

Henry R. Gibbel

Age 52

Director Since 2011

Mr. Gibbel has been the President and Chief Operating Officer of Lititz Mutual Insurance Company located in Lititz, Pennsylvania since 2008. He also serves as President and Chief Operating Officer of Penn Charter Mutual Insurance Company, Pennsylvania, Farmers’ and Mechanics’ Mutual Insurance Company and Livingston Mutual Insurance Company, each located in Lititz, Pennsylvania. He has served in executive positions at Lititz Mutual Insurance Company and Penn Charter Mutual Insurance Company since 1987, at Farmers’ and Mechanics’ Mutual Insurance Company since 1999 and at Livingston Mutual Insurance Company since 2000. The Susquehanna board has determined that Mr. Gibbel’s leadership roles, community service and prior experience as a director of one of Susquehanna’s subsidiary banks, qualify him to serve as a member of Susquehanna’s board.

Bruce A. Hepburn

Age 69

Director Since 2002

Mr. Hepburn has been a certified public accountant since 1967 and has been self-employed in Lancaster County, Pennsylvania as such since 1994. Mr. Hepburn currently serves as the independent lead director of Susquehanna and has served in this position since January 2011. Previously, Mr. Hepburn was the Chief Financial Officer of Woodstream Corporation, a publicly held company, and also the President and part owner of Tatco, Inc., a building products distributor. The Susquehanna board has determined that Mr. Hepburn’s expertise in accounting and financial statement preparation and review, his prior business experience, as well as his prior years of service as a director of one of Susquehanna’s subsidiary banks, qualify him to serve as a member of Susquehanna’s board.

Donald L. Hoffman

Age 69

Director Since 2007

Mr. Hoffman has been the Chief Executive Officer and Chief Financial Officer of Hoffman’s Catering located in Hagerstown, Maryland since 1993. He has also been the Chief Executive Officer and Chief Financial Officer of Security Road, LLC, a retail and wholesaler of meats, in Hagerstown, Maryland since 2006. Mr. Hoffman was the President and Chief Executive Officer of Roy L. Hoffman & Sons, Inc., a meat processing, manufacturing, distribution and catering company located in Hagerstown, Maryland from 1968 to 2011. The board has determined that Mr. Hoffman’s extensive business experience as a small business owner in one of Susquehanna’s primary geographic regions, his civic service, and his prior experience as a director of one of Susquehanna’s subsidiary banks qualify him to serve as a member of Susquehanna’s board.

Sara G. Kirkland

Age 63

Director Since 2011

Ms. Kirkland has been a Senior Vice President of Susquehanna University in Selinsgrove, Pennsylvania since January 2012. From May 2001 to December 2011, she served as the Executive Vice President for Administration & Planning at Susquehanna University. From July 2000 to February 2001, she served as Acting President of Susquehanna University. From 1985 to her appointment as Executive Vice President in 2001, she served as Vice President for University Relations. The Susquehanna board has determined that Ms. Kirkland’s knowledge of finance, facilities, human resources, risk management, and public communications as well as her prior experience as a director of one of Susquehanna’s subsidiary banks qualify her to serve as a member of Susquehanna’s board.

Jeffrey F. Lehman

Age 59

Director Since February 2012

Mr. Lehman is President and Chief Executive Officer of Shank’s Extracts, Inc., located in Lancaster, Pennsylvania. Mr. Lehman served as a director of Tower Bancorp, Inc. (“Tower”) from March 2009 until February 2012, at which time Mr. Lehman was appointed as a director of Susquehanna in connection with the merger of Susquehanna and Tower. The Susquehanna board has determined that Mr. Lehman’s entrepreneurial business experience and his executive leadership and management expertise qualify him to serve as a member of Susquehanna’s board.

Michael A. Morello

Age 58

Director Since 2006

Mr. Morello is the owner of Stardust Development Company, LLC, a self-storage and real estate development company located in Marmora, New Jersey and Stagecoach Investors, LLC, and Nine & Stagecoach, LLC, both real estate development companies located in Marmora, New Jersey. Mr. Morello is also the owner of Chocolates in Paradise, LLC, a Kilwins Chocolate franchise located in Key West, Florida. Mr. Morello is the former owner and Chief Executive Officer of Minot Food Packers, Inc., a private-label food processing company located in Bridgeton, New Jersey. The Susquehanna board has determined that Mr. Morello’s entrepreneurial business skills and his prior experience as a director of one of Susquehanna’s subsidiary banks qualify him to serve as a member of Susquehanna’s board.

Scott J. Newkam

Age 61

Director Since 2007

Mr. Newkam is the retired Chairman, President and Chief Executive Officer of Hershey Entertainment & Resorts Company, a private company that owns and operates resort and entertainment facilities in Hershey, Pennsylvania. Prior to his tenure as Chairman, President and Chief Executive Officer, Mr. Newkam served in various positions with Hershey from 1981 to 1999 where, as a certified public accountant, he supervised and was actively involved in the preparation of financial statements. From 2003 through 2007, Mr. Newkam served as a director of Community Banks, Inc., a public company that was acquired by Susquehanna in 2007. The Susquehanna board has determined that Mr. Newkam’s expertise in accounting and financial statement preparation and review, his prior employment as the controller of a financial institution, and his previous service as a director of one of Susquehanna’s subsidiary banks, qualify him to serve as a member of Susquehanna’s board.

Robert E. Poole, Jr.

Age 61

Director Since February 2012

Mr. Poole is Chairman, President and Chief Executive Officer of S&A Homes, Inc., Poole Anderson Construction and Allied Mechanical & Electrical, Inc., each located in State College, Pennsylvania. Mr. Poole served as a director of Tower from March 2009 until February 2012, at which time Mr. Poole was appointed as a director of Susquehanna in connection with the Tower merger. The Susquehanna board has determined that Mr. Poole’s broad experience as a business leader and major regional developer focusing on commercial and residential real estate and his stature as a community leader within the State College region qualify him to serve as a member of Susquehanna’s board.

William J. Reuter

Age 62

Director Since 1999

Mr. Reuter has served as the Chief Executive Officer of Susquehanna since 2001 and as the Chairman of the board since 2002. Mr. Reuter has been the Chairman of the board of Susquehanna Bank since 2001. The Susquehanna board has determined that Mr. Reuter’s 35+ years in leadership roles within the banking industry qualifies him to serve as a member of Susquehanna’s board.

Andrew S. Samuel

Age 49

Director Since February 2012

Mr. Samuel has served as President and Chief Revenue Officer of Susquehanna since February 2012 when he was appointed as a director of Susquehanna in connection with the Tower merger. Prior to the Tower merger, Mr. Samuel served as Chairman and Chief Executive Officer of Tower and Chief Executive Officer of Graystone Tower Bank from March 2009 to February 2012, and served as Chairman, President and Chief Executive Officer of Graystone Financial Corp. from 2006 to March 2009 and of Graystone Bank from November 2005 to March 2009. Mr. Samuel was previously Market Chief Executive Officer of Sovereign Bank from January through June 2005 and President and Chief Operating Officer of Waypoint Bank and Senior Executive Vice President, Banking Division of Waypoint Bank from 1996 through January 2005. The Susquehanna board has determined that Mr. Samuel’s 20+ years of banking experience in Central Pennsylvania, as well as his strategic, executive leadership and management expertise qualify him to serve as a member of Susquehanna’s board.

Christine Sears

Age 56

Director Since 2007

Ms. Sears, a certified public accountant, is an Executive Vice President and the Chief Operating Officer of Penn National Insurance, an insurance company located in Harrisburg, Pennsylvania. From 2007 to April 2010, Ms. Sears was an Executive Vice President and the Chief Financial Officer of Penn National Insurance. Ms. Sears joined Penn National in 1980 and has held various management positions within the company since that time. The Susquehanna board has determined that Ms. Sears’s expertise in accounting and financial statement preparation, evaluation and controls, her responsibility for human resources issues including compensation and benefits, her oversight responsibilities for information technology, her extensive community and industry involvement, and her prior experience as a director of one of Susquehanna’s subsidiary banks, qualify her to serve as a member of Susquehanna’s board.

James A. Ulsh

Age 65

Director Since 2007

Mr. Ulsh has been a practicing attorney and shareholder of Mette, Evans & Woodside, a law firm located in Harrisburg, Pennsylvania, since 1973. The Susquehanna board has determined that Mr. Ulsh’s 35+ years of legal experience representing business enterprises, professional entities, and banks and financial services providers, his civic service, as well as his prior experience as a director of one of Susquehanna’s subsidiary banks, qualify him to serve as a member of Susquehanna’s board.

Robert W. White

Age 67

Director Since October 2011

Mr. White has served as Senior Executive Vice President—New Business at Susquehanna Bank since October 2011 when he was appointed as a director of Susquehanna in connection with the merger of Susquehanna and Abington Bancorp, Inc. (“Abington”). Mr. White was previously Chairman of the Board, President and Chief Executive Officer of Abington from June 2004 to October 2011, Chairman of the Board and Chief Executive Officer of Abington Bank from 1994 to October 2011 and President of Abington Bank from 1991 to October 2011. Mr. White served on Abington’s board of directors from 1977 to October 2011. The Susquehanna board has determined that Mr. White’s extensive experience in the banking industry and his long-time service on Abington’s board has provided him with valuable business and management expertise which qualify him to serve as a member of Susquehanna’s board.

Roger V. Wiest, Sr.

Age 71

Director Since 1992

Mr. Wiest has been a practicing attorney in Pennsylvania since 1965. He is the managing partner of the law firm Wiest, Muolo, Noon & Swinehart in Sunbury, Pennsylvania. The Susquehanna board has determined that Mr. Wiest’s 45+ years of legal experience representing banks and savings and loan associations and his prior experience as a director of one of Susquehanna’s subsidiary banks, qualify him to serve as a member of Susquehanna’s board.

Vote Required

The director nominees will be elected by a plurality of the votes cast at Susquehanna’s Annual Meeting. In other words, the nominees receiving the highest number of votes will be elected.

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Susquehanna’s executive compensation program is designed to be closely linked to corporate performance and return to shareholders. The Susquehanna Compensation Committee has a strong pay for performance philosophy and as a result, the compensation paid to Susquehanna’s named executive officers is generally aligned with Susquehanna’s performance on both a short-term and a long-term basis. Susquehanna experienced internal organic growth, through improvements in key financial capital markets in 2011 as well as external growth, through the acquisition of Abington Bancorp, Inc. and Tower Bancorp., Inc. In connection with these acquisitions, Susquehanna’s asset base grew to approximately $17.5 billion and Susquehanna dramatically increased its footprint and lending capabilities in the greater Philadelphia area. Susquehanna’s internal growth also resulted in improved earnings which saw fourth-quarter earnings for 2011 nearly double from the fourth-quarter of 2010, to $19.1 million.

2011 was also Susquehanna’s first full calendar year since redeeming the $300 million in preferred shares that were sold to the U.S. Treasury under the TARP program. As a result of Susquehanna’s repayment of the TARP funds, Susquehanna is no longer subject to the executive compensation restrictions of TARP. Following the repayment of the TARP funds in 2011, the Compensation Committee implemented a number of initiatives regarding the executive compensation program:

•	Implemented a new Short-Term Incentive Plan for the 2011 fiscal year;

•	Adopted a discretionary-based Long-Term Incentive Plan for the 2011 fiscal year;

•	Implemented stock holding requirements for all named executive officers; and

•

Amended the existing executive employment agreements of certain named executive officers to eliminate the excise tax gross-up protection and determined that Susquehanna will not provide excise tax gross-up protection to any new executives hired on a going forward basis.

As a result of this growth and expansion, Susquehanna is in the process of more fully evaluating its executive compensation program for 2012 to make key strategic changes to drive shareholder value through its pay for performance philosophy taking into account the increased size of the organization.

Please see the “Executive Officer Compensation—Compensation Discussion and Analysis” beginning on page 25 of this proxy statement for a more detailed discussion of the executive compensation programs in place for Susquehanna’s named executive officers in 2011 and the changes planned for 2012.

Pursuant to the proxy rules under the Exchange Act and as required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Susquehanna is required to provide its shareholders with a separate non-binding shareholder vote to approve the compensation of Susquehanna’s executives, including the “Compensation Discussion and Analysis,” the compensation tables, and any other narrative disclosure in this proxy statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse Susquehanna’s executive compensation as described in this proxy statement. At the 2011 Annual Meeting, upon the recommendation of the board of directors, shareholders voted in favor of holding the advisory vote on an annual basis; therefore, accordingly, advisory votes will be held on an annual basis. Shareholders who do not wish to vote may abstain from voting.

Susquehanna shareholders are being asked to approve the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As provided by the Dodd-Frank Act, this vote will not be binding on the board of directors or the Compensation Committee and may not be construed as overruling a decision by the board of directors or the Compensation Committee or create or imply any additional fiduciary duty of the board. Further, it will not affect any compensation paid or awarded to any executive. The Susquehanna Compensation Committee and the board may, however, take into account the outcome of the vote when considering future executive compensation arrangements. The purpose of Susquehanna’s compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to Susquehanna’s long-term success and enhancement of shareholder value.

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF SUSQUEHANNA’S EXECUTIVE COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION, TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE, IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

At Susquehanna’s Annual Meeting, a vote will be taken on a proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2012. PwC has audited Susquehanna’s financial statements since 1982.

The Audit Committee expects to appoint PwC as the independent registered public accounting firm of Susquehanna and Susquehanna’s subsidiaries for the year ending December 31, 2012. Although shareholder approval is not required, the board desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at Susquehanna’s Annual Meeting, the board will review its future selection of independent registered public accounting firms. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Susquehanna and its shareholders. Representatives of PwC are expected to be present at Susquehanna’s Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

Vote Required

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to ratify the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ended December 31, 2012.

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS SUSQUEHANNA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

Susquehanna’s business is managed under the direction of the Susquehanna board. As part of its duties, the board oversees Susquehanna’s corporate governance for the purpose of creating long-term value for shareholders and safeguarding Susquehanna’s relationships with Susquehanna’s employees, customers, suppliers, creditors and the communities in which Susquehanna does business. The Susquehanna board considers the interests of all such parties when, together with Susquehanna’s management, it sets Susquehanna’s strategies and objectives. The board also evaluates management’s performance in pursuing and achieving those strategies and objectives.

The Susquehanna board has adopted a Code of Ethics that outlines the principles, policies and laws that govern all of Susquehanna’s activities and establishes guidelines for workplace conduct. The Code of Ethics applies to all of Susquehanna’s directors, officers and employees, including senior officers, and every director, officer and employee is required to comply with the Code of Ethics. You can find a copy of the Code of Ethics by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Code of Ethics of Susquehanna Bancshares, Inc.” A copy of the Code of Ethics may also be obtained, free of charge, by written request to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attention: Corporate Secretary. Susquehanna intends to disclose amendments to, or director and executive officer waivers from, the Code of Ethics, if any, on Susquehanna’s website, or by filing a Form 8-K with the SEC to the extent required by the listing standards for The Nasdaq Global Select Market.

Susquehanna’s board has also adopted Corporate Governance Guidelines applicable to each member of the board. You can find a copy of the Corporate Governance Guidelines by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Corporate Governance Guidelines.”

Composition of the Board of Directors

Susquehanna’s board currently consists of 19 directors, 15 of whom are independent. Mr. Reuter, Susquehanna’s Chief Executive Officer, also serves as the Chairman of Susquehanna’s board. At the board’s January 2011 meeting, the board amended Susquehanna’s Bylaws to add Section 4.18 which established the position of independent lead director of the board. Susquehanna’s board appointed Bruce A. Hepburn to serve as the independent lead director. The duties, responsibilities and authorities of the independent lead director are:

•	general leadership of the affairs of the independent directors;

•	preside at all executive sessions of the board and at any board meetings when the Chairman is not present;

•	serve as the non-exclusive liaison between the Chairman/Chief Executive Officer and the independent directors;

•	serve as a member of each board committee;

•	provide advice and consultation to the Chairman/Chief Executive Officer;

•	monitor information delivered by the management team to the board and provide input as to the quantity, quality and timeliness of such information;

•	organize the board’s evaluation of the Chief Executive Officer;

•	interview board nominees in consultation with the Nominating and Corporate Governance Committee;

•	oversee board and director evaluations with counsel and the Nominating and Corporate Governance Committee Chairman.

When Mr. Hepburn was appointed independent lead director, he was also appointed as a member of each of the board’s five committees. Susquehanna believes that this structure is appropriate for Susquehanna because it enhances the effectiveness of the independent oversight by the board. Susquehanna’s board, its Risk Committee, its Audit Committee and its Compensation Committee regularly consult with Susquehanna’s Chief Risk Officer to review the various types of risk that affect Susquehanna as a financial holding company and the company’s strategies to mitigate such risks.

Susquehanna Shareholder Communications with the Board

A Susquehanna shareholder who wishes to communicate with the Susquehanna board may do so by sending his or her correspondence to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attention: Board of Directors. Mr. Reuter will forward such correspondence to the board’s Nominating and Corporate Governance Committee. Typically, Mr. Reuter will not forward to the board communications from our shareholders that are of a personal nature or are not related to the duties and responsibilities of the board.

Board Meetings

Susquehanna’s board met 16 times during 2011. Each of the directors attended at least 75% of the board’s meetings in 2011 and of the board’s committee meetings in 2011 on which he or she served, during the period that he or she served as a director.

Susquehanna’s independent directors met twice in executive session in 2011, without any management directors or non-independent directors in attendance.

All of Susquehanna’s directors attended last year’s annual shareholders’ meeting. Susquehanna’s board requires its members to attend all regularly scheduled board meetings, as well as the annual shareholders’ meeting. Exceptions are permitted for extenuating circumstances on a case-by-case basis. A director’s attendance record is considered by the Nominating and Corporate Governance Committee in its nominating process.

Board Independence

Susquehanna’s board has determined that except for Messrs. Reuter, Dunklebarger, White and Samuel, all of its members are “independent” as defined under the listing standards for The Nasdaq Global Select Market. Mr. Reuter is Susquehanna’s Chairman and Chief Executive Officer. Mr. Dunklebarger is Susquehanna’s Vice Chairman and former President. Mr. Samuel is Susquehanna’s President and Chief Revenue Officer. Mr. White is a Senior Executive Vice President of Susquehanna Bank. Susquehanna’s board believes that the Nasdaq independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and thus uses these requirements in assessing the independence of each of its members. In making its determination with respect to the independence of each director, the board considered the amount and nature of loans made to directors as described on page 25. In making its determination with respect to the independence of each director, the board did not consider any transactions by Susquehanna’s directors that are approved under Susquehanna’s written statement of policy with respect to related-party transactions as more fully described under “Certain Relationships and Related Person Transactions,” unless such transaction resulted in a per se independence disqualification under the Nasdaq independence rules.

Board Committees

In 2011 the board maintained the following five standing committees: Audit; Compensation; Executive; Nominating and Corporate Governance; and Risk. As of December 31, 2011, the members of each committee were as follows:

2011 BOARD COMMITTEE COMPOSITION

Director	Audit	Compensation	Executive	Nominating and Corporate Governance	Risk
Agnone		Ö
Alter		Chairman	Ö	Ö
DeSoto
Dunklebarger					Chairman
Gibbel
Hepburn	Ö	Ö	Ö	Ö	Ö
Hoffman				Ö
Kirkland
Miller	Ö
Morello		Ö	Ö	Ö
Newkam	Chairman				Ö
Reuter			Ö
Sears	Ö				Ö
Ulsh			Ö		Ö
White
Wiest			Ö	Chairman

Audit Committee

The Audit Committee held nine meetings in 2011. Each director who serves on the Audit Committee is “independent” for purposes of Rule 10A-3 promulgated under the Exchange Act and Rule 4200(a)(15) of the listing standards for The Nasdaq Global Select Market. Susquehanna’s board has determined that Bruce A. Hepburn, Scott J. Newkam and Christine Sears each are an “audit committee financial expert” as defined in Item 407(d)(5)(2) of Regulation S-K. The functions performed by the Audit Committee are:

•	meeting with Susquehanna’s independent registered public accounting firm and reviewing the scope and results of Susquehanna’s annual audit;

•	reviewing information pertaining to internal audits;

•

overseeing that Susquehanna’s management has maintained the reliability and integrity of accounting policies, financial reporting and disclosure practices; established and maintained processes to assure an adequate system of internal control; and established and maintained processes to assure compliance with applicable laws, regulations and corporate practices;

•	meeting with the board on a regular basis to report the results of its reviews;

•	selecting the independent registered public accounting firm and reviewing periodically its performance and independence from management;

•	reviewing and approving Susquehanna’s Internal Audit Plan;

•	periodically meeting privately with Susquehanna’s independent registered public accounting firm, senior management and Susquehanna’s General Auditor; and

•	reviewing and approving transactions between Susquehanna and related parties.

The Audit Committee reviews its Charter annually. You can find a copy of Susquehanna’s current Audit Committee Charter by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Audit Committee of Susquehanna Bancshares, Inc.”

Compensation Committee

The Compensation Committee held 11 meetings in 2011. Each director who serves on the Compensation Committee is “independent” for purposes of the listing standards for The Nasdaq Global Select Market and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The functions performed by the Compensation Committee are:

•	reviewing and approving key executive salaries and salary policy;

•	determining the salary and criteria for Susquehanna’s Chief Executive Officer;

•	administering Susquehanna’s equity compensation plans;

•	approving participants in Susquehanna’s Executive Deferred Income Plan;

•	reviewing and approving the design of any new supplemental compensation programs applicable to executive compensation; and

•

evaluating and reviewing with Susquehanna’s Chief Risk Officer, Susquehanna’s incentive compensation arrangements to ensure that such arrangements do not encourage unnecessary or excessive risk taking.

Please refer to the “Compensation Discussion and Analysis” section below for greater detail regarding the scope of authority of the Compensation Committee and the role of others in Susquehanna’s organization, such as Susquehanna’s management, in determining compensation levels.

The Compensation Committee reviews its Charter annually. You can find a copy of Susquehanna’s current Compensation Committee Charter by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Compensation Committee of Susquehanna Bancshares, Inc.”

Compensation Committee Interlocks and Insider Participation

The members of Susquehanna’s Compensation Committee for fiscal year 2011 were Anthony J. Agnone, Sr., Wayne E. Alter, Jr., Bruce A. Hepburn and Michael A. Morello. None of the members of the Compensation Committee were officers or employees of Susquehanna during fiscal year 2011. At December 31, 2011, Mr. Alter was indebted to Susquehanna’s banking subsidiary as described in the section “Certain Relationships and Related Person Transactions.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held two meetings in 2011. Each director who serves on the Nominating and Corporate Governance Committee is “independent” for purposes of the listing standards for The Nasdaq Global Select Market. The functions performed by the Nominating and Corporate Governance Committee are:

•	develop qualification criteria for board members;

•	identify individuals qualified to become board members;

•	recommend director nominees to the board for each annual meeting of shareholders; and

•	develop and recommend to the board corporate governance policies and procedures applicable to Susquehanna.

The Nominating and Corporate Governance Committee reviews its Charter annually. You can find a current copy of Susquehanna’s Nominating and Corporate Governance Committee Charter by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Nominating and Corporate Governance Committee of Susquehanna Bancshares, Inc.”

Executive Committee

The Executive Committee held seven meetings in 2011. Each director who serves on the Executive Committee is “independent” for purposes of the listing standards for The Nasdaq Global Select Market, except for Mr. Reuter, Susquehanna’s Chief Executive Officer. The functions performed by the Executive Committee are:

•

discussing, analyzing and consulting with the Chief Executive Officer on issues related to the business affairs of Susquehanna, including, without limitation, strategic planning, mergers and acquisitions, human resources and banking/regulatory matters.

The Executive Committee does not have a formal charter and functions as an informal sounding board for Susquehanna’s Chief Executive Officer.

Risk Committee

At the board’s January 2011 meeting, the board established a Risk Committee and appointed Eddie L. Dunklebarger to serve as Chairman of the committee. The Risk Committee held four meetings in 2011. Except for Mr. Dunklebarger, each director who serves on the Risk Committee is “independent” for purposes of the listing standards for The Nasdaq Global Select Market. The functions performed by the Risk Committee are:

•

reviewing and understanding the significant risk exposures facing Susquehanna and the steps management has taken to mitigate, manage and monitor such exposures including, without limitation, strategic, reputation, legal and regulatory, credit, financial (including liquidity and market), operational, technology and financial reporting risks;

•	understanding and reviewing the activities that management has in place to manage and monitor the significant risks to Susquehanna;

•

reviewing and approving designated enterprise policies and practices with respect to risk assessment, and annually presenting a report to the board summarizing the committee’s review of Susquehanna’s methods for identifying and managing risks;

•	reviewing and understanding Susquehanna’s corporate risk profile and considering the impact of risk-taking incentives on the risk profile;

•	evaluating the overall levels of risk exposure and reviewing and approving high-level risk appetite (tolerance) statements for each risk category;

•	periodically receiving and reviewing a report containing the details of all litigation facing Susquehanna;

•

reviewing significant findings and management responses contained in reports of the Risk and Control Assessment Services unit, Susquehanna’s Corporate Audit department, Susquehanna’s Credit Review department, and regulatory agencies related to risk management issues, except to the extent subject to the jurisdiction of another committee of the board pursuant to that committee’s charter;

•	annually reviewing the Community Reinvestment Act activities of Susquehanna and related Fair Lending Act monitoring results;

•	reviewing and approving the Bank Secrecy Act Program;

•	annually, or as required, reviewing the insurance programs and policies in place within Susquehanna, including coverages, limits, risk retention, claims, loss histories and related matters;

•	reviewing management’s reports on Susquehanna’s compliance with laws and regulations; and

•

reviewing management’s reports on the adequacy of Susquehanna’s business recovery and contingency planning activities, information security program including risks related to customer information, and significant third party outsourcing, vendor, and operational outsourcing arrangements.

The Risk Committee’s Charter can be found by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Risk Committee of Susquehanna Bancshares, Inc.”

Risk Assessment

The Compensation Committee annually conducts a general company-wide risk assessment of incentive compensation plans and programs in place for all employees. Based on this assessment, the Compensation Committee believes Susquehanna’s approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk taking that could harm Susquehanna’s value or reward poor judgment by Susquehanna’s employees. Several features of Susquehanna’s programs reflect sound risk-management practices. Specifically, Susquehanna allocates compensation among base salary and short and long-term compensation target opportunities in such a way as not to encourage excessive risk-taking. Further, although the corporate performance metrics that determine payouts for certain business segment leaders are based in part on the achievement of business-segment metrics, a significant portion of the metrics that determine payouts for Susquehanna’s employees are based on company-wide metrics. This is based upon Susquehanna’s belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of Susquehanna and Susquehanna’s shareholders as a whole. The mix of equity award instruments used under Susquehanna’s Long-Term Incentive Plan also mitigates risk as awards have multi-year vesting that properly account for the time horizon of risk based on Susquehanna’s business objectives.

Susquehanna has also implemented certain policies that are designed to mitigate risk:

•

Susquehanna’s stock ownership guidelines require Susquehanna’s directors and named executive officers to own equity representing a significant multiple of their base salary or board retainer and to retain this equity throughout their tenure;

•

Susquehanna has a recoupment policy (the “Recoupment Policy”) that allows Susquehanna to “clawback” incentive compensation paid to all employees, including our named executive officers, upon certain recoupment events determined by the Compensation Committee tied generally to financial restatements; and

•

Susquehanna has an excessive and luxury expenditure policy (the “Excessive and Luxury Expenditure Policy”) that prohibits excessive or luxury expenditures on entertainment and events, office or facility renovations, aviation or other transportation services or other activities or events that are not reasonable.

The Recoupment Policy was originally adopted to comply with the Troubled Asset Relief Program (“TARP”) Regulations and allows Susquehanna to recoup or “clawback” certain incentive compensation paid to the named executive officers and other key officers and employees in the event that a recoupment event as determined by the Compensation Committee has occurred. Susquehanna’s board, upon the recommendation of the Compensation Committee, adopted and approved an amendment to the various incentive award plans and programs maintained by Susquehanna so that the provisions regarding the Recoupment Policy are included in each of Susquehanna’s incentive plans. Following the repayment of the TARP funds, the Compensation Committee adopted an amended and restated Recoupment Policy, which is substantially similar to the Recoupment Policy adopted to comply with TARP, except that this policy is discretionary and can apply to all employees of Susquehanna. The full text of the Recoupment Policy is attached as Exhibit 10.22 to Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Excessive and Luxury Expenditure Policy was also adopted to comply with the TARP Regulations and prohibits excessive or luxury expenditures on entertainment and events, office or facility renovations, aviation or other transportation services or other activities or events that are not reasonable expenditures for conferences, staff development, reasonable performance incentives or other similar measures conducted in the normal course of business operations. Following the repayment of the TARP funds, the Compensation Committee determined that Susquehanna would continue to maintain this policy. The full text of the policy is available on Susquehanna’s website at www.susquehanna.net by following the links to “Investor Relations,” “Governance Documents,” and “Excessive and Luxury Expenditure Policy.”

Susquehanna’s Chief Risk Officer also discusses with the Compensation Committee, in general, the risks facing Susquehanna as identified through Susquehanna’s corporate risk assessment process. While Susquehanna faces significant credit and interest rate risk, none of the risks were considered unnecessary or excessive, or attributable to the acts of any of Susquehanna’s employees, but rather the result of the tumultuous economic times facing all financial institutions.

Stock Ownership Guidelines

On February 24, 2011, the Compensation Committee recommended, and the board approved, stock ownership guidelines for Susquehanna’s directors and corporate management team (which includes Susquehanna’s named executive officers). Under these guidelines, each director and member of Susquehanna’s corporate management team is expected to obtain within five years a set number of shares of company common stock, as set forth in the table below. Methods for acquiring stock include company grants of options or restricted shares, individual purchases, and, for employees, participation in the Employee Stock Purchase Plan through payroll deductions, in amounts not to exceed the maximum amount permitted under the Internal Revenue Code.

Effective as of February 24, 2011, Susquehanna’s stock ownership guidelines are as set forth in the following table:

Position	Stock Ownership Guidelines
Susquehanna Directors
Board Member	Lesser of five times board retainer or 6,000 shares
Newly Elected Board Member	Lesser of $20,000 or 2,000 shares within a year

Susquehanna Executives / Corporate Management
Chief Executive Officer	Lesser of three times base salary or 120,000 shares
Other Executive Officers	Lesser of two times base salary or 40,000 shares
Member of Corporate Management	Lesser of two times base salary or 25,000 shares

Nominations by Susquehanna Shareholders

Susquehanna’s Bylaws provide that at each annual meeting, any holder of Susquehanna’s common stock may make additional nominations for election to the board. Each nomination must be made in accordance with Susquehanna’s Bylaws and preceded by a notification made in writing and delivered or mailed to Susquehanna’s secretary not less than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. For each person the shareholder proposes to nominate as a director, the notification must contain the information which is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to the rules promulgated by the SEC. The notice must also include certain information about the shareholder, including the shareholder’s name, address and telephone number, the number and class of shares owned by the shareholder, and a description of all agreements or arrangements entered into by the shareholder with respect to Susquehanna shares. Any nominee to the board proposed by a shareholder must consent in writing to such nomination.

The Nominating and Corporation Governance Committee will evaluate and consider shareholder nominations using the same criteria as used for nominations submitted by company management or board members, as described above. In making the evaluation, the committee may seek additional information on the nominee from either the nominee or the Susquehanna shareholder making the nomination.

DIRECTOR COMPENSATION

In 2011, each of Susquehanna’s non-employee directors was compensated in accordance with the following fee schedule:

Annual Retainer—Board Member	$25,000
Annual Retainer—Independent Lead Director	$15,000
Annual Retainer—Chairperson—Audit Committee	$10,000
Annual Retainer—Chairperson—Compensation Committee	$7,000
Annual Retainer—Chairperson—Nominating and Corporate Governance Committee	$5,000
Board Meeting	$1,500
Committee Meeting	$1,200
Telephonic Board/Committee Meeting(1)	60% of the in-person meeting fee

(1)	Single-topic teleconference meetings are not compensated.

The fee structure that Susquehanna’s board adopted for 2011 is currently still in place with director compensation being paid in quarterly installments. However, the Compensation Committee has engaged McLagan to conduct an assessment of board compensation programs and the fee structure may be changed in 2012.

Susquehanna’s non-employee directors received the following compensation from Susquehanna for their service on Susquehanna’s board and its committees in 2011:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	All Other Compensation(3)	Total
Anthony J. Agnone, Sr.	$58,840	$24,999	—	$94	$83,933
Wayne E. Alter, Jr.	$70,400	$24,999	—	$94	$95,493
Peter DeSoto	$40,900	$24,999	—	$94	$65,993
Henry R. Gibbel	$31,667	$24,999	—	—	$56,666
Bruce A. Hepburn	$94,480	$24,999	—	$94	$119,573
Donald L. Hoffman	$46,300	$24,999	—	$94	$71,393
Sara G. Kirkland	$31,067	$24,999	—	—	$56,066
Guy W. Miller, Jr.	$56,200	$24,999	—	$94	$81,293
Michael A. Morello	$61,600	$24,999	—	$94	$86,693
Scott J. Newkam	$69,500	$24,999	—	$94	$94,593
E. Susan Piersol(4)	$35,550	$24,999	—	$64	$60,613
Christine Sears	$58,300	$24,999	—	$94	$83,393
James A. Ulsh	$54,160	$24,999	—	$94	$79,253
Roger V. Wiest, Sr.	$56,640	$24,999	—	$94	$81,733

(1)	Includes the following fees received by each non-employee director for his or her service on the board in 2011, as well as fees received for service on any committee of the board in 2011:

Name	Susquehanna Board Fees and Annual Retainer*		Susquehanna Committee Fees**
Anthony J. Agnone, Sr.	$46,600		$12,240
Wayne E. Alter, Jr.	$46,600		$23,800
Peter DeSoto	$40,900		—
Henry R. Gibbel	$31,667		—
Bruce A. Hepburn	$61,600	(5)	$32,880
Donald L. Hoffman	$43,900		$2,400
Sara G. Kirkland	$31,067		—
Guy W. Miller	$45,400		$10,800
Michael A. Morello	$43,900		$17,700
Scott J. Newkam	$43,900		$25,600
E. Susan Piersol(4)	$33,150		$2,400
Christine Sears	$43,900		$14,400
James A. Ulsh	$46,000		$8,160
Roger V. Wiest, Sr.	$46,600		$10,040

*	Includes an annual retainer in the amount of $25,000, which was paid in four quarterly installments of $6,250. Also includes payment for attendance at the board’s strategic planning meeting.
**	Includes fees paid for any service on the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Risk Committee or Executive Committee, as well as any fees paid for being the Chairperson of any such committee.

Several of Susquehanna’s directors also serve on the board of directors of one or more of Susquehanna’s subsidiaries and received compensation from that subsidiary for his/her service to that company in 2011, as follows: Mr. Agnone: $2,400; Mr. Alter: $11,000; Mr. DeSoto: $2,400; Mr. Gibbel: $2,400; Mr. Hepburn: $20,000; Mr. Hoffman: $50,156 (including the amount Mr. Hoffman received under an executive supplemental income plan assumed by Susquehanna Bank pursuant to an acquisition); Ms. Kirkland: $2,400; Mr. Miller: $2,400; Mr. Morello: $2,400; Mr. Newkam: $2,400; Ms. Piersol: $2,400; Mr. Ulsh: $17,500; and Mr. Wiest: $20,000.

(2)	On May 17, 2011, each non-employee member of the board was granted 2,890 shares of restricted stock vesting in full on the grant date. Please see Note 17 “Share Based Compensation” to the consolidated financial statements appearing in Susquehanna Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for a discussion of the valuation of these awards.

As of December 31, 2011, Susquehanna’s non-employee directors had the following aggregate number of outstanding option and restricted stock awards:

Director	Aggregate Number of Outstanding Option Awards	Aggregate Number of Outstanding Restricted Stock Awards
Anthony J. Agnone, Sr.	9,000	1,000
Wayne E. Alter, Jr.	24,000	1,000
Peter DeSoto	9,000	1,000
Henry R. Gibbel*	—	—
Bruce A. Hepburn	21,750	1,000
Donald L. Hoffman	12,000	1,000
Sara G. Kirkland*	—	—
Guy W. Miller, Jr.	23,250	1,000
Michael A. Morello	15,000	1,000
Scott J. Newkam	9,000	1,000
E. Susan Piersol(4)	10,500	—
Christine Sears	9,000	1,000
James A. Ulsh	9,000	1,000
Roger V. Wiest, Sr.	24,000	1,000

*	Mr. Gibbel and Ms. Kirkland each were elected to the board in May 2011 and as a new director each received a grant of 2,890 shares of restricted stock on May 17, 2011 that vested immediately.
(3)	Represents the dollar value of dividends paid on the restricted stock during 2011.
(4)	Ms. Piersol resigned from the board effective October 17, 2011. All outstanding options expired on January 17, 2012 or 90 days from her resignation date.
(5)	Includes an annual retainer in the amount of $15,000, which was paid in four quarterly installments of $3,750 to Mr. Hepburn for service as the Independent Lead Director.

ANNUAL AUDIT INFORMATION

Report of the Susquehanna Audit Committee

On February 23, 2012, Susquehanna’s Audit Committee reviewed Susquehanna’s audited financial statements and met with both management and PwC, Susquehanna’s independent registered public accounting firm, to review and discuss those financial statements. Management has the primary responsibility for Susquehanna’s financial statements and the overall reporting process, including Susquehanna’s system of internal controls. Susquehanna management has represented to the Audit Committee that the financial statements were prepared in accordance with GAAP.

The Susquehanna Audit Committee received from and discussed with PwC the written disclosure and the letter required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526 (Communications with Audit Committees Concerning Independence). These items relate to that firm’s independence from Susquehanna. The Audit Committee also considered whether the provision of non-audit services by PwC was compatible with the maintenance of PwC’s independence. The Audit Committee also discussed with PwC any matters required to be discussed by PCAOB Auditing Standard AU 380 (Communication with Audit Committees).

Based on these reviews and discussions, the Susquehanna Audit Committee recommended to the board that Susquehanna’s audited financial statements be included in Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Susquehanna Bancshares, Inc. Audit Committee:	Scott J. Newkam, Chairman
Bruce A. Hepburn
Guy W. Miller, Jr.
Christine Sears

Summary of Pre-Approval Policy for Audit and Non-Audit Services

Susquehanna’s Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. This responsibility includes, but is not limited to, evaluating the independence of the independent registered public accounting firm in the performance of audit and non-audit related services to Susquehanna and pre-approving the audit and non-audit services performed by the independent registered public accounting firm in order to assure that they do not impair the auditor’s independence from Susquehanna. Accordingly, the Audit Committee has adopted, and the board has ratified, a Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed for performance by the independent registered public accounting firm may be pre-approved.

Certain services are pre-approved by the Audit Committee on a general basis, without case-by-case consideration (“general pre-approval”); other services require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee.

The Audit Committee takes additional measures on an annual basis to meet its responsibility to oversee the work of the independent registered public accounting firm and to assure the registered public accounting firm’s independence from Susquehanna, such as reviewing a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and Susquehanna, consistent with applicable independence standards, and discussing with the independent registered public accounting firm its methods and procedures for ensuring independence.

Fees Billed by Independent Registered Public Accounting Firm to Susquehanna

The aggregate fees billed to Susquehanna by PwC for each of the fiscal years ended December 31, 2011 and 2010, respectively (all of which were approved by the Audit Committee), are set forth in the table below:

	For the Fiscal Year Ended December 31, 2011	For the Fiscal Year Ended December 31, 2010
Audit Fees(1)	$1,565,000	$1,315,000
Audit-Related Fees(2)	340,000	607,200
Tax Fees(3)	197,000	219,900
All Other Fees	—	—

(1)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2011	2010
• Audits of Financial Statements	$1,025,000	$775,000
• Audits of Financial Statements (Section 404)	450,000	300,000
• Statutory Audits	65,000	55,000
• Consents	25,000	10,000
• Assistance with and Review of Documents Filed with the SEC	—	175,000

(2)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2011	2010
• Accounting Consultations and Audits in Connection with Acquisitions	$75,000	$188,000
• Attest Services Not Required by Statute or Regulation (primarily securitization related)	55,000	74,200
• Attest Services Required by Statute or Regulation	210,000	75,000
• Consultation Concerning Financial Accounting and Reporting	—	270,000

(3)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2011	2010
• Tax Compliance	$141,000	$141,000
• Tax Planning	46,650	45,000
• Tax Advice	9,350	33,900

The Susquehanna Audit Committee has considered, and has determined that, the provision of the non-audit services described above is compatible with maintaining the independence of PwC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Susquehanna’s Policies Regarding Related Person Transactions

Susquehanna has adopted a written statement of policy (the “Policy”) with respect to Related Person Transactions, which is administered by Susquehanna’s Audit Committee. Under the Policy, a “Related Person Transaction” is any transaction between Susquehanna or any of Susquehanna’s subsidiaries and a Related Person, not including any transactions available to all employees generally, transactions related solely to executive compensation (which require approval by the Compensation Committee), transactions involving less than $5,000 when aggregated with all similar transactions, or transactions that have received pre-approval by the Audit Committee as described below. A “Related Person” is any of Susquehanna’s executive officers, directors or director nominees, any shareholder owning in excess of 5% of Susquehanna’s stock or any controlled affiliate of such shareholder, any immediate family member of any of Susquehanna’s executive officers or directors and any entity in which any of the foregoing has a substantial ownership interest or control.

Pursuant to the Policy, a Related Person Transaction may only be consummated or may only continue if:

•

the Audit Committee approves or ratifies such transaction in accordance with the Policy, and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or

•	the transaction is approved by the disinterested members of the board; and

•	the transaction, if it involves compensation, is also approved by Susquehanna’s Compensation Committee.

Transactions with Related Persons that are not classified as Related Person Transactions by the Policy and thus not subject to its review and approval requirements may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Certain Types of Transactions Pre-Approved by the Audit Committee

Susquehanna is a diversified financial services institution that offers a variety of financial products to the public through Susquehanna’s subsidiaries. Susquehanna’s Audit Committee has determined that offering such financial products to Susquehanna’s Related Persons is beneficial and therefore has pre-approved the entrance by Susquehanna’s subsidiaries into certain depository, loan, trust, lease, broker/dealer and investment advisory, insurance and risk management relationships with Related Persons; provided that (1) the terms and conditions of any transaction must be substantially similar to those made available to the general public or any of Susquehanna’s other employees; and (2) the transaction is one that the subsidiary would typically enter into as part of its ordinary business.

In addition to the pre-approval of transactions involving financial products Susquehanna provides as part of Susquehanna’s business, Susquehanna’s Audit Committee also pre-approved (1) any compensation, work-related reimbursement or benefits paid or provided to any of Susquehanna’s employees or any of their affiliates who is a Related Person that is within Susquehanna’s normal pay scale and that complies with Susquehanna’s policies and procedures applicable to such compensation and benefits; (2) any economic relationship between any of Susquehanna’s directors (including his or her affiliated interests) and Susquehanna or one of Susquehanna’s subsidiaries that meets the de minimis exception set forth in Section IV.B.2 of Susquehanna’s Code of Ethics; (3) any legal representation provided by a law firm of which a member of Susquehanna’s or an affiliate’s board of directors is a member or partner, provided (a) the legal representation is provided in connection with matters arising in the ordinary course of Susquehanna’s or Susquehanna’s subsidiary’s business; (b) the fees charged to Susquehanna or Susquehanna’s subsidiary do not exceed any fees that such law firm would charge to other similarly situated clients with which no member or partner of such law firm is affiliated; and (c) that without the prior approval of the Audit Committee, the total amount paid to such law firm by Susquehanna or Susquehanna’s subsidiaries does not exceed $120,000 per annum (which amount may be changed by resolution of the Audit

Committee from time to time); and (4) any contributions made to any charitable organizations, provided such contributions (a) are made in accordance with Susquehanna’s policies and procedures regarding the same and (b) do not exceed $100,000 per annum (which amount may be changed by resolution of the Audit Committee from time to time).

Although the foregoing types of transactions have been pre-approved by Susquehanna’s Audit Committee and therefore may be entered into without review as set forth in the Policy, all transactions entered into with Related Persons are subject to disclosure if required by the applicable securities laws, rules and regulations.

Related Person Transactions During Fiscal Year 2011

Certain of Susquehanna’s directors and executive officers, including certain members of their immediate families and companies in which they are principal owners (more than 10%), entered into depository, trust, lease, broker/dealer and investment advisory, insurance and risk management services (“financial services arrangements”) with Susquehanna’s subsidiaries. In accordance with Susquehanna’s pre-approval policy described above, the terms and conditions of these transactions were substantially similar to those made available to the general public or any of Susquehanna’s other employees, and were the types of transactions that Susquehanna’s subsidiaries typically enter into as part of their ordinary business. At December 31, 2011, all of Susquehanna’s directors and executive officers, either directly or indirectly, had one or more financial services arrangements with at least one of Susquehanna’s subsidiaries.

Certain of Susquehanna’s directors and executive officers, including certain members of their immediate families and companies in which they are principal owners (more than 10%), were also indebted to Susquehanna’s banking subsidiary. In accordance with Susquehanna’s pre-approval policy, all of these transactions were made in the ordinary course of business; were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Susquehanna; and did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2011, Messrs. Alter, DeSoto, Lehman, Miller, Poole, Samuel, Ulsh, White and Wiest either directly or indirectly each had outstanding loans in excess of $120,000. The total aggregate amount outstanding for these loans to our directors as of December 31, 2011 was $31,766,276. Including loans to directors who have joined our Board since December 31, 2011 would increase this number to $61,627,554. Each of these loans is performing in accordance with its terms.

In 2004, Susquehanna’s banking subsidiary provided loans to Piersol Development Co., Inc. (“Piersol Development”) and Piersol Homes @ Country Bridge, LLC (“Piersol Homes”), entities which are wholly-owned by E. Susan Piersol, a former director of Susquehanna who resigned from the board on October 17, 2011. During the fiscal year ended December 31, 2011, the highest principal amount outstanding to Piersol Development was $2,530,005 and the highest principal amount outstanding Piersol Homes was of $1,407,904. The loans bear interest at 4% per annum and are due on demand. During fiscal year 2011, $1,539,775 of the loan principal and $56,096 in interest was repaid on the loan to Piersol Development, and at December 31, 2011, this loan had an outstanding principal balance of $898,646 and accrued, unpaid interest of $10,740. During fiscal year 2011, no principal and $46,694 in interest was repaid on the loan to Piersol Homes, and at December 31, 2011, this loan had an outstanding principal balance of $1,407,904 and accrued, unpaid interest of $16,269. These loans were placed on non-accrual status as of October 24, 2011. Ms. Piersol is a guarantor of these loans.

In December 2007, Graystone Tower Bank (which merged into Susquehanna Bank in February, 2012) entered into a lease agreement for a build-to-suit lease with Park Forest Centre, II, L.P. (“PFC II”) for approximately 8,355 square feet of branch and regional administrative office space in State College, Pennsylvania for an initial 15-year lease term with current monthly rental payments of $26,600. The bank paid PFC II approximately $373,400 in rental payments in 2011. Director Poole maintains a minority 24.75% limited partner interest in PFC II and also holds a 25% ownership interest in PFC II’s 1% general partner. Based solely on these ownership percentages, Mr. Poole’s interest in the transaction is expected to be no more than $93,360. Susquehanna performed an evaluation which confirmed that the terms of the lease are consistent with market terms and concluded that such terms are at least as favorable to Susquehanna Bank as could be obtained in a transaction with an unaffiliated party.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of the Susquehanna Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to Susquehanna’s Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers, whom Susquehanna refers to collectively as the “named executive officers.”

This discussion should be read together with the compensation tables for Susquehanna’s named executive officers that can be found in this proxy statement following this discussion. Unless otherwise indicated, any references to a particular year in the following discussion means the fiscal year ended December 31 of such year.

Executive Summary

Susquehanna experienced significant growth since 2010, primarily through the acquisition of Abington Bancorp, Inc. (“Abington”), which closed on October 1, 2011 and Tower Bancorp, Inc. (“Tower”), which closed on February 17, 2012. Following the completion of these acquisitions, Susquehanna’s asset base has grown to approximately $17.5 billion, and has dramatically increased its footprint and lending capabilities in the greater Philadelphia area. Susquehanna also generated strong organic growth in 2011, as economic indicators showed some improvement, including improvements in key financial credit markets. This internal growth resulted in improved earnings for Susquehanna which saw its fourth-quarter earnings for 2011 nearly double from the fourth-quarter of 2010, to $19.1 million. The following table shows Susquehanna’s financial results for six key performance measures for the 2009, 2010, and 2011 fiscal years.

Performance Measure (%)	2009	2010	2011
Return on Assets	0.09	0.23	0.38
Return on Equity	0.65	1.53	2.67
Efficiency Ratio	65.3	64.6	66.8
Net Charge Offs/Avg. Loans	1.32	1.46	1.16
Asset Growth	0.0	1.9	7.3
Total Shareholder Return	-61.5	65.1	-12.6

Last year was also Susquehanna’s first full calendar year since redeeming the $300 million in preferred shares that it had sold to the U.S. Treasury under the TARP program. As a result of Susquehanna’s repayment of the TARP funds, Susquehanna is no longer subject to the executive compensation restrictions of TARP. Following the repayment of the TARP funds in 2011, the Compensation Committee implemented a number of initiatives regarding executive compensation:

•

Short-Term Incentive Plan—Implemented a new plan on February 24, 2011 for the 2011 fiscal year. In addition, Susquehanna submitted and received shareholder approval for the Short-Term Incentive Plan for purposes of tax deductibility beginning with the 2012 fiscal year.

•	Long-Term Incentive Plan—Adopted a discretionary-based plan on February 24, 2011 for the 2011 fiscal year.

•	Stock Ownership Requirement—Implemented stock holding requirements for all named executive officers.

•

Elimination of Gross-Ups—The Compensation Committee decided in December 2011 to amend the existing executive employment agreements of Messrs. Reuter, Hostetter, Francis, and Quick to eliminate the excise tax gross-up protection. Additionally, the Compensation Committee has decided that it will not provide excise tax gross-up protection to any new executives hired on a going forward basis. In addition, Susquehanna has discussed with several of its largest shareholders this change and other aspects of its executive compensation program.

The following are the actions that were taken for 2011:

•	Mr. Reuter’s base salary was increased 6.25% to $850,000 for calendar year 2011. He was awarded a Long-Term Incentive in the form of 35,000 restricted stock units.

•

The Compensation Committee approved raises for the other named executive officers for calendar year 2011 of approximately 5% of base salary, except for Mr. Francis who received a decrease of $275,000 as a part of a pre-determined compensation plan and Mr. Quick who received a 10% salary increase to bring his salary closer to market value.

•

Except for Mr. Francis who does not participate in the Short-Term Incentive Plan, based upon 2011 performance, the Company performance component under the Short-Term Incentive Plan was not met and the Compensation Committee determined that no awards will be paid to the named executive officers.

•	Mr. Francis was awarded an aggregate bonus of $300,000 under the Valley Forge Incentive Plan that was payable in $150,000 semi-annual payments in August 2011 and March 2012.

•

Named executive officers other than Mr. Reuter each were awarded a Long Term Incentive in the form of restricted stock units ranging from 15,000 to 25,000 based on their level of responsibilities and contributions to the accomplishments of 2011.

When compared to the peer group described on page 29 of this proxy statement, our CEO and named executive officers have been paid below the market in recent years. The following table compares Mr. Reuter’s total compensation to CEO compensation among this peer group.*

*	For purposes of this table, calendar year 2011 market percentiles are not yet available.

In light of Susquehanna’s growth, the Compensation Committee plans to more fully evaluate the executive compensation programs in 2012 to ensure that Susquehanna’s executive compensation remains competitive with our peer group of companies given our current asset size. The Compensation Committee also wants to ensure that our executive compensation programs are structured to retain and properly incentivize our named executive officers. To assist in this analysis, the Compensation Committee engaged McLagan in January 2012 as its independent compensation consultant as discussed in more detail below. With the assistance of McLagan, the

Compensation Committee plans to create an executive compensation program that will reinforce Susquehanna’s pay for performance philosophy and drive shareholder value in 2012 and future years.

Susquehanna’s Named Executive Officers

Susquehanna spent significant time in 2011 preparing to integrate Abington and Tower, including not only their branches, but also key senior managers at each of them. As part of this integration effort Susquehanna restructured its executive management to a six person executive officer team. Susquehanna anticipates that this integration and restructuring will result in changes to its named executive officers. As an important foundation of this integration and restructuring effort, Susquehanna is focused on retaining our executive management, including our named executive officers, many of whom played indispensable roles in these two strategic acquisitions.

Susquehanna’s named executive officers for 2011 were Messrs. Reuter, Hostetter, Dunklebarger, Francis and Quick. The compensation of Messrs. Reuter, Hostetter, Dunklebarger and Quick, each an executive officer of Susquehanna, is determined by Susquehanna’s Compensation Committee with input from Mr. Reuter regarding the individual performance of Messrs. Hostetter, Dunklebarger and Quick. The compensation of Mr. Francis, President and Chief Executive Officer of Valley Forge Asset Management Corp. (“Valley Forge”), Susquehanna’s wholly-owned subsidiary, is also determined by Susquehanna’s Compensation Committee but based largely on the recommendations of the board of directors of Valley Forge with specific input from Mr. Reuter and Mr. Hostetter. The Valley Forge board of directors is composed of nine individuals, including Messrs. Reuter, Dunklebarger and Francis. Mr. Francis does not play a role in the determination of his own compensation.

On September 8, 2011, the Executive Committee of the board determined that, in connection with and effective as of the closing of the merger with Tower, which closed on February 17, 2012, Andrew Samuel would be appointed as President of Susquehanna, and Mr. Dunklebarger would no longer serve as President of Susquehanna but would continue to serve as Vice Chairman of the board and Chairman of the Risk Committee of the board.

Compensation Philosophy and Components of Executive Compensation

Susquehanna’s executive compensation program is designed to be closely linked to corporate performance and to drive shareholder value. Valley Forge’s executive compensation program is designed to be closely linked to Valley Forge’s profitability and investment performance. Annually, the Compensation Committee conducts a review of Susquehanna’s executive compensation program and Valley Forge’s compensation program to the extent applicable.

The key components of Susquehanna’s executive compensation consist of base salary and cash and equity incentives. While each element of compensation described below is considered separately, the Compensation Committee takes into account the aggregate present value of the compensation package for each of Susquehanna’s named executive officers, including pension benefits, severance benefits, insurance and other benefits and compares that package to those in place for the named executive officers at comparable companies, as described in more detail under “—Benchmarking and Other Analysis” below. In considering how the aggregate compensation package for each of Susquehanna’s named executive officers compares to that of the named executive officers of comparable companies, the Compensation Committee considers the overall performance of those comparable companies vis-à-vis Susquehanna’s overall performance for the period in question. For 2011, the Compensation Committee’s overall goals were to retain and motivate Susquehanna’s named executive officers and to incent Susquehanna’s named executive officers to improve Susquehanna’s growth and stability. As Susquehanna continues to evaluate its executive compensation program in 2012, Susquehanna intends to focus on a pay for performance philosophy that will drive shareholder value and align our named executive officers’ compensation with comparable executives in our peer group, taking into account our expanded footprint and asset base. This pay for performance philosophy is vital as Susquehanna continues to integrate the Abington and Tower organizations and works to retain executive management of the combined organization.

Benchmarking and Other Analysis

The Compensation Committee oversees several analyses relating to Susquehanna’s compensation practices for named executive officers and considers these analyses in making decisions related to executive compensation and in designing potential compensation programs for named executive officers. Analyses may include, but are not limited to annual benchmarking reviews, pay-for-performance analyses and assessment of incentive compensation to ensure that it does not encourage excessive or unnecessary risk-taking.

Role of the Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has direct access to outside advisors and consultants throughout the year.

During 2011, the Compensation Committee retained the services of Pearl Meyer & Partners (“PM&P”), an independent outside consulting firm specializing in executive and board compensation, to provide an updated assessment of the competitiveness and effectiveness of Susquehanna’s total executive compensation and board compensation program for 2011. PM&P’s services include conducting benchmarking studies, establishing compensation guidelines, designing incentive programs and providing insight on emerging regulations and best practices. PM&P was engaged directly by the Chairman of the Compensation Committee after consultation with the other members of the committee, and reports directly to the Compensation Committee. The Compensation Committee has reviewed all services provided by PM&P in 2011, and has determined that PM&P is independent under SEC regulations as well as Susquehanna policy. In 2011, PM&P did not provide Susquehanna management any services separate from the Compensation Committee matters.

For 2012, the Compensation Committee has engaged McLagan as discussed below to reevaluate executive compensation in 2012 based on Susquehanna’s significant growth in 2011 following the mergers with Abington and Tower, and in light of the fact that Susquehanna is no longer subject to the restrictions under TARP. The Compensation Committee intends to focus on a strong pay for performance philosophy that will align with that of our peer group, which we expect to change significantly as a result of the mergers, expanded footprint and larger asset base. The Compensation Committee believes this evaluation is essential to ensure the integration of the executive management teams of Abington and Tower into the Susquehanna executive management team in 2012. With the assistance of McLagan, the Compensation Committee plans to create an executive compensation program that will reinforce Susquehanna’s pay for performance philosophy. The scope of McLagan’s engagement includes:

•	developing a current peer group, given Susquehanna’s expanded footprint and asset base;

•	conducting a detailed competitive assessment comparing Susquehanna’s executive compensation and board compensation programs to the competitive market of a revised peer group;

•	preparing a comprehensive report of findings and recommendations on our CEO’s compensation, including a comparison to total shareholder return, consistent with investor guidelines; and

•	conducting an analysis of Susquehanna’s Supplemental Executive Retirement Plan, including recommended changes based on the competitive market of a revised peer group.

Competitive Benchmark Analysis

The Compensation Committee understands the importance of ensuring a competitive total compensation package that enables Susquehanna to attract and retain a strong leadership team. The Compensation Committee believes that Susquehanna’s most direct competitors for executive talent are not necessarily only the companies that would be included in a peer group established for comparing shareholder returns. Successful executives in the banking industry have a broad range of opportunities in the financial services industry generally, either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example). The Compensation Committee’s annual compensation reviews permit an ongoing evaluation of the link between Susquehanna’s performance and executive compensation in this greater context.

The Compensation Committee reviews the “competitive market” using a number of data sources reflecting industry practices of other banks similar in asset size. A primary data source used in setting the competitive market for the named executive officers is the information publicly disclosed by a peer group of other publicly traded financial institutions. This peer group is reviewed annually and updated as appropriate to take into account changes in the size, scope and business focus of Susquehanna and the peer institutions. The peer group approved by the Compensation Committee for 2011 was the same peer group as used in 2010, taking into account changes in the market place for banking institutions that were acquired as a result of mergers or acquisitions. The following institutions were included in the original peer group at the beginning of the year:

Associated Banc-Corp (ASBC)	BancorpSouth, Inc. (BXS)
BOK Financial Corporation (BOKF)	Valley National Bancorp (VLY)
Webster Financial Corporation (WBS)	Sterling Financial Corporation (STSA)
Commerce Bancshares, Inc. (CBSH)	National Penn Bancshares, Inc. (NPBC)
First Citizens Bancshares, Inc. (FCNCA)	Wilmington Trust Corporation (WL)
TCF Financial Corporation (TCB)	Whitney Holding Corporation (WTNY)
Fulton Financial Corporation (FULT)	FirstMerit Corporation (FMER)
Citizens Republic Bancorp, Inc. (CRBC)	South Financial Group, Inc. (TSFG)
Cullen/Frost Bankers, Inc. (CFR)

During the course of 2011, Wilmington Trust, Whitney Holding, and South Financial were acquired and eliminated from the peer group. Hancock Holding Company (HBHC) was added because it acquired Whitney and met the other general parameters of the peer group.

In addition to the proxy peer group, the Compensation Committee reviews other sources of data related to compensation practices. Data is provided from national banking surveys as well as a database of national banking compensation data. In all cases, data reflects banks of similar asset size. The Compensation Committee periodically reviews emerging and best practices related to executive compensation through its consultant and other association or educational sources.

Base Salaries

Base salaries for Susquehanna’s named executive officers are typically set pursuant to their employment agreements but may be increased annually if so determined by the Compensation Committee. In 2011, except for Mr. Quick who received a 10% base salary increase, Susquehanna’s named executive officers received base salary increases of approximately 5-6.25%, which were general market adjustments. The Compensation Committee determined that a more significant base salary increase was appropriate for Mr. Quick to bring his base salary in line with comparable executives within Susquehanna’s peer group. Mr. Dunklebarger did not receive a base salary increase in 2011 because the Compensation Committee felt his base salary was appropriate given his duties and responsibilities.

During 2011, the Compensation Committee approved the following base salaries for Susquehanna’s named executive officers. The base salary increases were effective in April 2011 for Mr. Quick and May 2011 for Mr. Reuter and Mr. Hostetter.

Name	2010 Base Salary	2011 Base Salary
William J. Reuter	$800,000	$850,000
Drew K. Hostetter	425,000	446,250
Eddie L. Dunklebarger	525,000	525,000
Bernard A. Francis, Jr.	600,000	325,000	*
Michael M. Quick	375,000	412,500

*	Mr. Francis’ base salary was decreased to $450,000, effective April 10, 2011 and to $325,000, effective July 24, 2011. The Compensation Committee adjusted his base salary down significantly to bring his overall compensation in line with comparable executives within our peer group, given the total mix of his compensation in 2011.

Incentive Compensation

The Compensation Committee adopted a Short-Term Incentive Plan and a Long-Term Incentive Plan on February 24, 2011. The Short-Term Incentive Plan and Long-Term Incentive Plan are two separate programs and each was effective as of January 1, 2011. All awards under the Short-Term Incentive Plan are paid in cash and all awards under the Long-Term Incentive Plan are granted under Susquehanna’s 2005 Equity Plan. The combined goal of the Short-Term Incentive Plan and the Long-Term Incentive Plan is to provide a balance of performance based-compensation that rewards performance over both a one-year and three-year time horizon and supports sound risk management practices.

Short-Term Incentive Awards

The primary objectives of the Short-Term Incentive Plan as it relates to our named executive officers are:

•	aligning the interests of the named executive officers with Susquehanna’s performance goals;

•	providing competitive total compensation opportunities; and

•	ensuring annual compensation incentives appropriately balance risk (i.e., do not unintentionally reward inappropriate short-term risk taking).

Under the Short-Term Incentive Plan, with the exception of Mr. Francis who is paid any short term cash incentives under the Valley Forge Incentive Plan, named executive officers are eligible to receive cash incentive awards based on annual performance. Each named executive officer’s cash incentive award is set at a target amount (referred to herein as a “target award”) that is established by the Compensation Committee and defined as a percentage of the individual’s base salary for the year. Actual awards can range from 0% to 200% of the target awards depending on performance. For 2011, the performance goals were weighted for all named executive officers so that Susquehanna’s performance represented 80% of the target awards and individual performance represented 20% of the target awards. Susquehanna believes this weighting will reinforce the importance of both Susquehanna and individual performance as drivers of Susquehanna’s success, while emphasizing Susquehanna’s performance for Susquehanna’s named executive officers. For 2011, the Compensation Committee approved the following Susquehanna performance objectives: pre-tax, pre-provision income as a percentage of risk weighted assets, and net charge offs as a percentage of average loans and leases. With respect to each of the foregoing Susquehanna performance objectives, Susquehanna’s performance for 2011 is measured relative to the KBW Index, an industry comparator group. Threshold performance is Susquehanna being in the 35th percentile against the index, target performance is Susquehanna being in the 50th percentile against the index and stretch performance is Susquehanna being in the 75th percentile against the index. Pre-tax, pre-provision income as a percentage of risk weighted assets is weighted 70% of the 80%

Susquehanna performance component of a named executive officer’s target award and net charge offs as a percentage of average loans and leases is weighted 30% of the 80% Susquehanna performance component of each named executive officer’s target award. For 2011, Susquehanna did not achieve the threshold performance level for its Susquehanna performance objectives.

The following table sets forth the award opportunity levels for each named executive officer of Susquehanna for 2011. Actual awards can range from 0% to the percentage amounts set forth in the “Stretch” column of the table, depending on the named executive officer’s performance as determined by the Compensation Committee, with input from Mr. Reuter for named executive officers other than himself.

	2011 Plan Year (% of base salary)
Name	Threshold	Target Bonus	Stretch
Named Executive Officers
William J. Reuter	50	100	200
Drew K. Hostetter	30	60	120
Eddie L. Dunklebarger	30	60	120
Michael M. Quick	30	60	120

Individual performance goals are developed by each named executive officer at the beginning of the year and generally include 3 to 6 specific goals that are presented to Mr. Reuter. Following the end of each calendar year, Mr. Reuter meets with each named executive officer to discuss the achievement of the individual goals based on their performance for the calendar year. Mr. Reuter then makes a recommendation to the Compensation Committee regarding the level of individual performance achieved by each named executive officer other than himself. For Mr. Reuter, his individual performance goals are set by the Compensation Committee and approved by the full Board, and the Compensation Committee determines whether the goals are met based on Mr. Reuter’s individual performance for the calendar year.

As noted above, Susquehanna did not achieve the threshold performance level for its Susquehanna performance objectives in 2011, which represented 80% of the award opportunity level for each named executive officer. While the named executive officers each met one or more of their individual performance goals, because the Susquehanna performance component under the Short-Term Incentive Plan was not achieved, the Compensation Committee did not award short-term cash incentive awards to its named executive officers in 2011. The Compensation Committee instead determined to consider the overall compensation of its named executive officers in connection with its engagement of McLagan to assist in the evaluation of Susquehanna’s executive compensation programs in 2012.

Long-Term Incentive Awards

The primary objectives of the Long-Term Incentive Plan as it relates to our named executive officers are:

•	aligning the interests of the named executive officers with those of Susquehanna’s shareholders;

•	increasing named executive officer stock ownership consistent with Susquehanna’s stock ownership guidelines; and

•	ensuring sound risk management by rewarding sustained performance over a longer time horizon.

Awards under the Long-Term Incentive Plan may consist of restricted stock units, stock options or other equity awards available under the 2005 Equity Plan. For 2011, the Compensation Committee granted only restricted stock unit awards to the named executive officers. The number of shares underlying these awards to Susquehanna’s named executive officers pursuant to the Long-Term Incentive Plan is determined on a discretionary basis and will depend upon a number of factors including, but not limited to: individual and Susquehanna performance, overall market positioning, retention, and ownership levels.

On May 17, 2011, the Compensation Committee granted the following restricted stock unit awards to our named executive officers:

Name	Number of Units Underlying Stock Unit Awards
William J. Reuter	35,000
Eddie L. Dunklebarger	15,000
Drew K. Hostetter	25,000
Bernard A. Francis, Jr.	15,000
Michael M. Quick	25,000

The restricted stock unit awards vest upon the first to occur of the following, subject to continued employment with Susquehanna through the applicable date: (i) the third anniversary of the date of grant; (ii) death; (iii) disability; (iv) the effective date of a permissible change in control event under Section 409A of the Code; (v) normal or early retirement; or (vi) the date determined in accordance with the terms and conditions set forth in the named executive officer’s employment agreement.

Upon vesting of these restricted stock unit awards, shares generally will be issued within 30 days of the applicable vesting date, subject to applicable tax withholding requirements and certain requirements of Section 409A of the Code regarding vesting pursuant to early or normal retirement or upon a change of control. The Compensation Committee believed these restricted stock unit awards were necessary to provide a meaningful retention incentive to Susquehanna’s named executive officers given their critical role in Susquehanna’s internal and external growth in 2011. Specifically, the Compensation Committee considered these restricted stock unit awards necessary for the following reasons:

•	the key role Susquehanna’s named executive officers played in the acquisition of Abington;

•	the significant progress made on Susquehanna’s ability to restore positive earnings;

•	the retention of our named executive officers with the integration of senior management of Abington; and

•	assisting Susquehanna’s named executive officers in meeting the stock ownership guideline.

The Compensation Committee granted Mr. Reuter a larger restricted stock unit award compared to Susquehanna’s other named executive officers because of his role as Susquehanna’s Chief Executive Officer. Susquehanna set the number of restricted stock units at 15,000 for all other named executive officers, with the exception of Messrs. Hostetter and Quick, who each received awards of 25,000 restricted stock units. Messrs. Hostetter and Quick were awarded a larger number of restricted stock units because they both played critical roles in evaluating and negotiating the Abington and Tower acquisitions, given their roles as our Chief Financial Officer and Chief Corporate Credit Officer.

Awards under the Short-Term Incentive Plan and Long-Term Incentive Plan are subject to a “clawback” pursuant to Susquehanna’s Recoupment Policy, or such other compensation, clawback or recoupment policy in effect from time to time.

Stock Ownership Guidelines. Susquehanna adopted stock ownership guidelines for our named executive officers, members of Susquehanna’s board and other corporate management on February 24, 2011. These stock ownership guidelines require our named executive officers to beneficially own shares of Susquehanna’s common stock as follows:

Position	Guideline
Chief Executive Officer	Lesser of three times base salary or 120,000 shares
All Other Named Executive Officers	Lesser of two times base salary or 40,000 shares

Susquehanna’s named executive officers have five years from the later of their date of hire or January 1, 2011, to comply with the stock ownership guidelines. Beneficially owned shares include shares held by a named executive officer, directly or indirectly, but do not include unvested restricted stock or unexercised stock options. Until the stock ownership guidelines are achieved, the sale of shares of Susquehanna’s common stock is restricted.

Valley Forge Incentive Plan

Valley Forge maintains a bonus program in which Mr. Francis is eligible to participate which is tied to Valley Forge and Susquehanna Wealth Management’s profitability and investment performance. The Board of Directors of Valley Forge and the Compensation Committee believe this bonus structure aligns Mr. Francis’ overall performance with Wealth Management’s performance. Under the bonus program, Mr. Francis’ is eligible to receive discretionary semi-annual bonuses based on the recommendation by the Board of Directors of Valley Forge to the Compensation Committee, in consultation with Mr. Reuter and Mr. Hostetter. The Valley Forge Board of Directors and the Compensation Committee take into account the following four objective performance factors when determining Mr. Francis’ bonus:

•	Growing and maintaining gross operating pre-tax and pre-intercompany allocation profits and margins relative to operating conditions and general industry standards;

•	Maintaining good year-over-year absolute investment performance (relative to market conditions);

•	Meeting or exceeding equity and balanced internal benchmark performance over three and five year periods; and

•	Meeting or exceeding internal peer benchmark performance over three and five year periods.

The Valley Forge Board of Directors and the Compensation Committee also take into account the following subjective factors:

•	Mr. Francis’ overall leadership ability;

•	Mr. Francis’ ability to build and maintain organizational stability; and

•	Mr. Francis’ overall job responsibilities related to Valley Forge.

When considering the above factors no specific weighting is given to any particular factor. Instead, the Board of Directors of Valley Forge reviews the objective and subjective factors in the aggregate to make its recommendation to the Compensation Committee. Based on Mr. Francis’ performance relative to the above factors, Mr. Francis received an aggregate bonus of $300,000 under this program in 2011. The first bonus of $150,000 was paid in August 2011 for performance over the first half of the calendar year and the second bonus for 2011 of $150,000 was paid in March 2012.

Retirement and Other Benefits

Supplemental Executive Retirement Plan

Susquehanna’s named executive officers participate in Susquehanna’s Supplemental Executive Retirement Plan (the “SERP”), which will provide for benefits lost under Susquehanna’s Cash Balance Pension Plan due to Code provisions which limit the compensation that may be taken into account, and the benefits that may be accrued under, a qualified pension plan. Selected participants of the Cash Balance Pension Plan, including each of Susquehanna’s named executive officers, are eligible for benefits under Susquehanna’s SERP.

Susquehanna’s SERP was amended in 2004 to permit certain individuals designated by the board, including Mr. Reuter, to receive a minimum benefit equal to (1) 75% of the benefit the individual would have received under the terms of the Retirement Income Plan in effect prior to January 1, 1998, but based on the individual’s service and compensation as of his retirement date, (2) reduced by his accrued benefit under Susquehanna’s Cash Balance Pension Plan. None of Susquehanna’s other named executive officers receive this minimum benefit.

The number of years of credited service, the present value of accumulated benefits and the payments made in 2011 for Messrs. Reuter, Hostetter, Dunklebarger, Francis and Quick under the Cash Balance Pension Plan and Susquehanna’s SERP are set forth below in the Pension Benefits table.

Future accruals under the Cash Balance Pension Plan for employees who are not age 50 or have 15 years of service credited to them (as calculated under the Cash Balance Pension Plan) as of June 30, 2009, were frozen. None of Susquehanna’s named executive officers will be affected by this freeze as they are all older than age 50 or have 15 years of credited service. In addition, the freezing of future accruals under the Cash Balance Pension Plan does not affect the accrual of benefits under Susquehanna’s SERP.

Executive Deferred Income Plan

Susquehanna’s Executive Deferred Income Plan is a non-qualified deferred compensation plan maintained for the convenience of Susquehanna’s directors and a select group of Susquehanna’s executives, including its named executive officers (and Susquehanna’s subsidiaries’ executives) designated by the Compensation Committee. The amounts credited under this plan are solely elective deferrals of previously earned employee and director compensation. Susquehanna makes no contribution to the amounts credited under this plan. The amount deferred by each of Susquehanna’s named executive officers is set forth below in the “Non-qualified Deferred Compensation” table.

Executive Life Insurance Program

Susquehanna provides an executive life insurance program in which Messrs. Reuter and Hostetter, and Quick participate. This program provides a death benefit to the officer’s beneficiary if the officer dies on or before attaining age 70, in an amount equal to two times base salary (less any amounts provided by Susquehanna’s group term life insurance policy) or, if the named executive officer dies after attaining the age of 70, in an amount equal to one times his base salary (less any amounts provided by Susquehanna’s group term life insurance policy). The life insurance policies were originally purchased in 1998 by certain of Susquehanna’s wholly-owned subsidiaries and were supplemented in 2004 with aggregate premiums paid for this life insurance program in an amount equal to $15,875,442, of which $684,727, $359,174, and $400,785 were paid for Messrs. Reuter’s, Hostetter’s and Quick’s policy premiums, respectively. Under this program, a grantor trust, acting on Susquehanna’s behalf, is the direct beneficiary of any death proceeds remaining after a named executive officer’s death benefit is paid to his or her beneficiary. Susquehanna also pays the premium on a term life insurance policy for Mr. Dunklebarger. The face amount of this policy is $100,000, and the premium paid in 2011 for the policy was $303. Valley Forge pays the premium on a term life insurance policy for Mr. Francis. The face amount of this policy is $750,000 and the premium paid for this insurance in 2011 was $4,350.

Executive Supplemental Long-Term Disability (“LTD”) Program

Susquehanna provides executive supplemental long-term disability insurance for certain of Susquehanna’s named executive officers, namely Messrs. Reuter, Hostetter, and Francis. As explained below, Valley Forge also provides similar insurance for Mr. Francis. The individual policies are a supplement to Susquehanna’s group long-term disability plan. The premiums paid for this insurance in 2011 were $8,249, $4,910 and $5,285 for Messrs. Reuter, Hostetter and Francis, respectively.

Valley Forge provides supplemental long-term disability insurance for Mr. Francis. Valley Forge pays the annual premiums on two policies that supplement Susquehanna’s group long-term disability plan. The aggregate annual premium paid for this additional insurance in 2011 was $4,022.

Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger

Susquehanna assumed certain contractual obligations in place between Mr. Dunklebarger and Community Banks, Inc. These agreements are the Survivor Income Agreement, dated February 5, 1999, and the Amended and Restated Salary Continuation Agreement dated January 1, 2004, both between Mr. Dunklebarger and Community Banks, Inc.

The Salary Continuation Agreement provides a supplemental retirement benefit to Mr. Dunklebarger. As a result of the merger with Community Banks, Inc., a change in control occurred under the Salary Continuation Agreement, and Mr. Dunklebarger is entitled to certain change in control benefits in the full annual amount of $180,000. These change in control benefits commence following Mr. Dunklebarger’s normal retirement age (defined as age 62) and are paid in consecutive equal monthly installments on the first day of each month, beginning with the month following Mr. Dunklebarger’s normal retirement date and continuing for a total period of 20 years. In the event Mr. Dunklebarger is terminated for cause (as defined in the Salary Continuation Agreement), Susquehanna shall have no obligation to pay his change in control benefits.

The Survivor Income Agreement provides a death benefit to Mr. Dunklebarger’s beneficiary equal to the proceeds of a life insurance policy based upon Mr. Dunklebarger’s life, divided between Susquehanna and the beneficiary. Susquehanna is the owner of the policy and makes all payments of premiums and holds all rights of ownership for the policy. In the event of Mr. Dunklebarger’s death, his beneficiary will receive the lesser of the following:

•	three times Mr. Dunklebarger’s base salary in effect for the year in which his death occurs; or

•	the amount by which the proceeds of the life insurance policy exceed the cash surrender value of the policy on the day before death.

The death benefit is increased by the projected federal tax rate for the year in which Mr. Dunklebarger dies. Further details concerning the Salary Continuation Agreement and the Survivor Income Agreement are described under the heading “—Potential Payments upon Termination or Change in Control.”

Perquisites and Other Compensation

Perquisites. Susquehanna provides company cars to certain of Susquehanna’s named executive officers, namely Messrs. Reuter and Dunklebarger, because they generally travel extensively for business. Mr. Francis receives a monthly automobile allowance, from Valley Forge, of $1,000. Susquehanna also pays the travel expenses of Susquehanna’s named executive officers to conventions and seminars which are primarily business related. Susquehanna pays these costs because they are primarily business related, although they may occasionally result in a personal benefit to the named executive officer. The cost of these perquisites that, in the aggregate, exceeds $10,000 for each of Susquehanna’s named executive officers, is disclosed in the Summary Compensation Table set forth below.

Additional Benefits. Each of Susquehanna’s named executive officers participates in other employee benefit plans generally available to all employees (e.g., major medical and health insurance, Cash Balance Pension Plan, 401(k) Plan, Employee Stock Purchase Plan) on the same terms as all other employees.

Severance and Change in Control Arrangements

Employment Agreement Severance and Change in Control Provisions. Susquehanna provides severance and change in control benefits specifically to retain key executives, including the named executive officers, during a potential change in control and to provide income continuation upon certain involuntary terminations. The Compensation Committee approved the change in control provisions in these agreements because the Compensation Committee desired to alleviate the financial hardships which may be experienced by named executive officers if their employment is involuntarily terminated under specified circumstances and to reinforce and encourage the continued attention and dedication of the named executive officers to their assigned duties, notwithstanding the potential impact a change in control transaction could have on their respective careers or positions.

On December 20, 2011, Susquehanna entered into amendments to the employment agreements of Messrs. Reuter, Hostetter, Francis and Quick to remove the excise tax gross-up provisions in those employment agreements. Mr. Dunklebarger’s employment agreement was not amended because it was a pre-existing right he negotiated. Pursuant to the amendments, in the event any payments to Messrs. Reuter, Hostetter, Francis and Quick would otherwise constitute a parachute payment under Section 280G of the Code, then the payments will be limited to the greater of (i) the dollar amount which can be paid to such named executive officer without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.

For a more detailed description of the change in control arrangements applicable to Messrs. Reuter, Hostetter, Dunklebarger, Francis and Quick, including a termination for cause or resignation due to adverse change, see the discussion set forth in each of their respective employment agreements, as discussed in detail below under the heading “Potential Payments upon Termination or Change in Control.”

Miscellaneous Change in Control Provisions. Additionally, each of Susquehanna’s equity compensation plans and Susquehanna’s executive life insurance program contain change in control provisions.

In the event of a “change in control” as defined under the 2005 Equity Compensation Plan, the Compensation Committee has the discretion to accelerate the vesting of any or all outstanding grants; to the extent not exercised in connection with a transaction where Susquehanna is not the survivor, all vested options will terminate upon the closing of that change in control transaction. In the event of a “change in control” as defined under the 1996 Equity Compensation Plan, all options outstanding under the plan will become immediately exercisable. Individual employment agreements and grant letters may contain additional provisions regarding the impact of a change in control on outstanding equity incentives, as further described below under the heading “—Potential Payments upon Termination or Change in Control.”

The arrangements under Susquehanna’s executive life insurance program will generally terminate automatically if a named executive officer terminates his employment prior to his normal retirement date (i.e., the earlier of the attainment of age 65 or the attainment of age 55 with 15 years of service). However, in the event of a termination prior to normal retirement age and within 12 months following a change in control, the arrangement will remain in effect until benefits are paid thereunder to the named executive officer’s designated beneficiary.

Stock Option Pricing and Timing

The Compensation Committee has no formal policy on the pricing or timing of stock option or restricted stock grants. Exercise prices for stock options are set at the closing price of the underlying common stock on the grant date. In connection with the hiring of a new named executive officer of Susquehanna or one of Susquehanna’s subsidiaries, management may recommend to the Compensation Committee that the named executive officer receive equity compensation.

Impact of Tax Deductibility on Equity Incentive Program

Section 162(m) of the Code generally provides that a publicly held company such as Susquehanna may not deduct compensation paid to any named executive officer in excess of $1 million per year, unless certain requirements are met. Section 162(m) contains an exemption from this limit for “qualified performance-based compensation” awards that are made pursuant to a plan that has been approved by the public company’s shareholders. Shareholder approval was received in 2011 for the Short-Term Incentive Plan so that commencing in 2012, awards granted by the Compensation Committee that comply with the Short-Term Incentive Plan will qualify for the “qualified performance-based compensation” exemption. Awards under the Short-Term Incentive Plan that were made for 2011 will not qualify for the “qualified performance-based compensation” exemption. Compensation attributable to options granted under Susquehanna’s 2005 Equity Plan is expected to qualify for an exemption from the $1 million limit of Section 162(m).

The Compensation Committee monitors, and will continue to monitor, the effect of Section 162(m) on the deductibility of such compensation and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of Susquehanna’s executive compensation program. The Compensation Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may from time to time pay compensation subject to the deductibility limitations of Section 162(m).

Compensation Committee Report

Susquehanna’s Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Susquehanna Bancshares, Inc. Compensation Committee:	Wayne E. Alter, Jr., Chairman
Anthony J. Agnone, Sr.
Bruce A. Hepburn
Michael A. Morello

Summary Compensation Table

The following table sets forth the compensation earned by Susquehanna’s named executive officers in 2011, 2010 and 2009:

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)	Option Awards	Change in Pension Value and Non-qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
William J. Reuter Chairman of the Board and Chief Executive Officer (“Principal Executive Officer”)	2011	$830,770	—		$302,750	$—	$505,802	$31,533	$1,670,855
	2010	771,154	—		249,750	—	430,959	27,897	1,479,760
	2009	750,000	—		146,500	—	287,001	28,228	1,211,729

Drew K. Hostetter Executive Vice President, Treasurer and Chief Financial Officer (“Principal Financial Officer”)	2011	$438,077	—		$216,250	$—	$115,936	$12,882	$783,145
	2010	401,716	—		149,850	—	90,431	9,932	651,929
	2009	384,641	—		87,900	—	49,127	11,502	533,170

Eddie L. Dunklebarger Vice Chairman, former President and former Chief Operating Officer	2011	$525,000	—		$129,750	$—	$342,179	$13,952	$1,010,881
	2010	510,577	—		149,850	—	202,950	10,952	874,329
	2009	500,000	—		87,900	—	123,766	10,952	722,618

Bernard A. Francis, Jr. Senior Vice President and Group Executive	2011	$437,500	$300,000	(5)	$129,750	$—	$135,272	$39,609	$1,042,131
	2010	487,500	125,000		149,850	—	92,104	36,975	891,429
	2009	325,000	—		87,900	—	50,754	36,759	500,413

Michael M. Quick Executive Vice President and Chief Corporate Credit Officer	2011	$402,404	—		$216,250	$—	$83,993	$12,882	$715,529
	2010	354,808	—		149,850	—	67,748	9,932	582,338
	2009	340,000	—		87,900	—	48,680	11,502	488,082

(1)	Includes salary deferred by the named executive officer under Susquehanna’s Executive Deferred Income Plan. Payment of such salary is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants’ accounts are fully vested and may be withdrawn in accordance with the plan.
(2)	The amounts shown in this column reflect the aggregate fair value of the awards granted during the fiscal year ended December 31, in accordance with FASB ASC Topic 718, and as discussed in Note 17 “Share Based Compensation” to the consolidated financial statements appearing in Susquehanna Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(3)	Amounts in this column represent the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit in Susquehanna’s Cash Balance Pension Plan and the SERP as described above in the “Compensation Discussion and Analysis” section.
(4)	Includes the following additional compensation:

Name	Year	401(k) Match	Restricted Susquehanna Share Dividend	Group Term Life	Perquisites*
William J. Reuter	2011	$9,800	$5,020	$72	$16,641
	2010	9,800	120	72	17,905
	2009	9,800	3,260	72	15,096
Drew K. Hostetter	2011	$9,800	$3,010	$72	$—
	2010	9,800	60	72	—
	2009	9,800	1,630	72	—
Eddie L. Dunklebarger	2011	$9,800	$3,000	$1,152	$—
	2010	9,800	—	1,152	—
	2009	9,800	—	1,152	—
Bernard A. Francis, Jr.	2011	$9,800	$3,000	$1,152	$25,657
	2010	9,800	—	1,152	26,023
	2009	9,800	—	936	26,023
Michael M. Quick	2011	$9,800	$3,010	$72	$—
	2010	9,800	60	72	—
	2009	9,800	1,630	72	—

*	Includes the following perquisites, which, in the aggregate, exceed $10,000 per annum:

Name	Year	Executive Suppl. LTD(a)	Executive Life Insurance Program(b)	Life Insurance(c)	Car(d)	Country Club(e)	Personal Expenses(f)
William J. Reuter	2011	$8,249	$3,721	$—	$738	$2,336	$1,597
	2010	8,249	3,348	—	615	2,674	3,019
	2009	8,249	2,822	—	475	2,497	1,053

Bernard A. Francis, Jr.	2011	$9,307	$—	$4,350	$12,000	$—	$—
	2010	9,673	—	4,350	12,000	—	—
	2009	9,673	—	4,350	12,000	—	—

(a)	Includes the premiums paid for Susquehanna’s Executive Supplemental Long-Term Disability plans, discussed above in the “Compensation Discussion and Analysis” section.
(b)	Includes the imputed income for Susquehanna’s Executive Life Insurance Program, discussed above in the “Compensation Discussion and Analysis” section.
(c)	Includes the premiums paid for Mr. Francis’s life insurance policy discussed above in the “Compensation Discussion and Analysis” section.
(d)	Includes the personal benefits associated with the use of a car paid for by Susquehanna in the case of Mr. Reuter. In calculating these benefits, Susquehanna took the annual cost of the car to Susquehanna (which included its insurance premiums, maintenance and repair and fuel costs) and multiplied it by the percentage of personal use claimed by the executive. Includes a $1,000 per month car allowance in the case of Mr. Francis.
(e)	Includes the personal benefits associated with the use of country club memberships paid for by Susquehanna. In calculating this benefit, Susquehanna took the annual cost of the applicable country club membership and multiplied it by the percentage of personal use claimed by the executive.
(f)	Includes the personal benefits associated with spousal attendance at business related conventions paid for by Susquehanna. In calculating these benefits, Susquehanna took the total amount of the registration fee, travel, lodging and meals associated with the convention and multiplied it by 50% to derive the amount attributable to the spouse’s attendance at the convention.

(5)	This bonus was earned by Mr. Francis under Valley Forge’s bonus program, discussed above in the “Compensation Discussion and Analysis” section.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards to Susquehanna’s named executive officers during fiscal 2011:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Susquehanna shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
William J. Reuter	5/17/11	425,000	850,000	1,700,000	35,000	$302,750
Drew K. Hostetter	5/17/11	133,875	267,750	535,500	25,000	$216,250
Eddie L. Dunklebarger	5/17/11	157,500	315,000	630,000	15,000	$129,750
Bernard A. Francis, Jr.	5/17/11	—	—	—	15,000	$129,750
Michael M. Quick	5/17/11	123,750	247,500	495,000	25,000	$216,250

(1)	The amounts in these columns represent amounts that could have been payable under the Short-Term Incentive Plan. As discussed above in the “Compensation Discussion and Analysis” section, the Compensation Committee determined not to pay any of these short-term cash incentive awards to its named executive officers for 2011.

(2)	The amounts in this column represent the restricted stock unit awards granted to the named executive officers by the Compensation Committee on May 17, 2011. The restricted stock unit awards vest upon the first to occur of the following, subject to continued employment with Susquehanna through the applicable date: (i) the third anniversary of the date of grant; (ii) death; (iii) disability; (iv) the effective date of a permissible change in control event under Section 409A of the Code; (v) normal or early retirement; or (vi) the date determined in accordance with the terms and conditions set forth in the named executive officer’s employment agreement.

Upon vesting of these restricted stock unit awards, shares generally will be issued within 30 days of the applicable vesting date, subject to applicable tax withholding requirements and certain requirements of Section 409A of the Code regarding vesting pursuant to early or normal retirement or upon a change of control.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes equity awards granted to Susquehanna’s named executive officers that remain outstanding as of December 31, 2011. With respect to all option awards, all options have exercise prices that are significantly higher than $8.35, the adjusted closing price of Susquehanna’s common stock on December 30, 2011, and therefore are considerably under water.

Name	Option Awards(1)				Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Susquehanna Shares or Units That Have Not Vested (#)	Market Value of Susquehanna shares or Units That Have Not Vested ($)
	Exercisable	Unexercisable
William J. Reuter	33,333	16,667	$21.82	2/27/2018	35,000	$292,250
	16,666	33,334	24.26	2/28/2017	16,667	139,169
	26,800	—	24.34	1/18/2016	—	—
	7,400	—	24.95	3/1/2015	—	—
	7,400	—	25.14	1/21/2014	—	—
	22,200	—	22.42	5/21/2013	—	—
	15,000	—	23.87	5/29/2012	—	—
Drew K. Hostetter	8,333	16,667	$21.82	2/27/2018	25,000	$208,750
	16,666	8,334	24.26	2/28/2017	10,000	83,500
	10,720		24.34	1/18/2016	—	—
	3,400	—	24.95	3/1/2015	—	—
	3,400	—	25.14	1/21/2014	—	—
	10,200	—	22.42	5/21/2013	—	—
	10,000	—	23.87	5/29/2012	—	—
Eddie L. Dunklebarger	8,333	16,667	$21.82	2/27/2018	10,000	$83,500
	—	—	—	—	15,000	125,250
Bernard A. Francis, Jr.	1,667	3,333	$21.82	2/27/2018	10,000	$83,500
	3,333	1,667	24.26	2/28/2017	15,000	125,250
	4,020	—	24.34	1/18/2016
	1,200	—	24.95	3/1/2015
	500	—	25.14	1/21/2014
	1,500	—	22.42	5/21/2013
	1,500	—	23.87	5/29/2012
Michael M. Quick	16,666	8,334	$21.82	2/27/2018	25,000	$208,750
	8,333	16,667	24.26	2/28/2017	10,000	83,500
	10,720	—	24.34	1/18/2016
	3,400	—	24.95	3/1/2015
	3,400	—	25.14	1/21/2014
	10,200	—	22.42	5/21/2013
	5,000	—	23.87	5/29/2012

(1)	Option awards vest as follows:

a.	Grants with expiration dates of May 29, 2012; May 21, 2013; January 21, 2014; March 1, 2015; and January 18, 2016 are fully vested and exercisable.
b.	Grants with expiration dates of February 28, 2017 and February 27, 2018 all vest one-third on the third anniversary of the date of grant, one-third on the fourth anniversary of the date of grant, and one-third on the fifth anniversary of the date of grant.
c.	All Option awards have a term of 10 years.

(2)

Restricted stock unit awards were granted on May 17, 2011. For more details regarding the vesting and payment of the May 17, 2011 restricted stock unit awards, please refer to footnote 2 to the Grants of Plan-Based Awards table above.

Option Exercises and Stock Vested

No named executive officer exercised any options during 2011. The following table sets forth information concerning restricted stock grants to Susquehanna’s named executive officers that vested during 2011:

	Stock Awards(1)
Name	Number of Susquehanna Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William J. Reuter	35,333	$298,961
Drew K. Hostetter	21,000	$177,440
Eddie L. Dunklebarger	20,000	$167,750
Bernard A. Francis, Jr.	20,000	$167,750
Michael M. Quick	21,000	$177,440

(1)	Represents vesting of (a) the final one-third of the shares underlying restricted stock awards granted February 27, 2008, which vested on February 27, 2011, (b) all shares underlying restricted stock awards granted December 22, 2009, which vested on December 22, 2011, and (c) one-third of the shares underlying restricted stock awards granted December 29, 2010 which vested December 29, 2011.

Pension Benefits

The following table sets forth pension or other benefits providing for payment at, following, or in connection with retirement, which were granted or which accrued to Susquehanna’s named executive officers in 2011:

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
William J. Reuter	Cash Balance	39	741,062	—
	SERP	39	2,217,760	—
Drew K. Hostetter	Cash Balance	17	329,729	—
	SERP	17	174,213	—
Eddie L. Dunklebarger	Cash Balance	4	77,155	—
	SERP	4	229,314	—
	Salary Continuation Agreement	N/A	1,944,396	—
Bernard A. Francis, Jr.	Cash Balance	12	254,882	—
	SERP	12	319,471	—
Michael M. Quick	Cash Balance	15	327,150	—
	SERP	15	95,448	—

(1)	The Cash Balance Pension Plan, Susquehanna’s SERP, and the Salary Continuation Agreement are described above in the “Compensation Discussion and Analysis” section.
(2)	In addition to the years of credited service reported, Mr. Francis is credited with years of service for plan eligibility purposes earned prior to the date at which he became eligible to accrue benefits under the plans. Mr. Francis’s total years of service for eligibility purposes at December 31, 2010 is 19 years.
(3)	Present value of benefits for the Cash Balance Pension Plan and Susquehanna’s SERP were determined using a discount rate of 5.50%, the plan’s normal retirement age of 65, and the RP-2000 IRS PPA at 2010 Non-Annuitant for Males mortality table for post-retirement mortality only. For Mr. Dunklebarger’s Salary Continuation Agreement, a discount rate of 5.50% and the normal retirement age of 62 was used. No mortality is considered in valuing benefits under the Salary Continuation Agreement.

Non-qualified Deferred Compensation

The following table sets forth information with regard to defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax qualified by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers in 2011:

Name	Executive Contribution in Last Fiscal Year(1)	Contributions by Susquehanna in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(2)		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(3)
William J. Reuter(4)	$0	$0		$0	$0	$0
Drew K. Hostetter	$131,423	$0	-$	6,026	$0	$1,601,424
Eddie L. Dunklebarger	$225,750	$0	-$	38,024	$0	$1,089,865
Bernard A. Francis, Jr.(5)	$0	$0		$0	$0	$0
Michael M. Quick	$48,289	$0	-$	7,417	$0	$313,143

(1)	The amounts listed in this column were included in the 2011 Salaries of the named executive officers in the Summary Compensation Table above.
(2)	Participants in our Executive Deferred Income Plan are permitted to choose how their account balances are deemed invested from among a variety of investment alternatives designated by us. The amounts listed in this column reflect actual earnings on the investment alternatives selected by each executive.
(3)	The amounts listed in this column are all attributable to executive contributions and represent deferrals of salary and bonuses earned previously and disclosed in prior proxy statements (or, in the case of 2009, 2010 and 2011 contributions, disclosed in the Summary Compensation Table above). No portion of these amounts is attributable to Company contributions.
(4)	Mr. Reuter took an early distribution and thus is no longer eligible to participate.
(5)	Participation in and contributions to this plan are voluntary. Mr. Francis opted not to participate in the plan in 2011.

Equity Compensation Plan Information

The following table sets forth information regarding Susquehanna’s 2005 Equity Plan and 1996 Equity Compensation Plan, Susquehanna’s only compensation plans under which equity securities are authorized for issuance, as of December 31, 2011:

Plan category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders:
2005 Equity Compensation Plan	2,071,069	$16.53	922,561
1996 Equity Compensation Plan	570,428	$23.80	—
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,641,497

(1)	The table does not include information for equity compensation plans assumed in mergers. As of December 31, 2011, options to purchase Susquehanna common stock were outstanding under equity compensation plans assumed in the acquisitions of Community Banks, Inc. and Abington Bancorp, Inc. (collectively, the “Acquired Option Plans”). A total of 2,671,809 shares of common stock were issuable upon exercise of options granted under the Acquired Option Plans. The weighted-average exercise price of all options outstanding under the Acquired Option Plans at December 31, 2011, was $6.53. Susquehanna cannot grant additional awards under these assumed plans.

Potential Payments upon Termination or Change in Control

The following tables reflect the amount of compensation payable to each of the named executive officers upon (1) an involuntary termination with “cause”; (2) a voluntary resignation; (3) a termination due to death; (4) a termination due to disability; (5) retirement; (6) a non-renewal of the employment term (applicable only as to Mr. Francis); (7) an involuntary termination without “cause”; (8) a resignation due to an adverse change; (9) a voluntary termination without “cause” or resignation due to an adverse change following a change in control; and (10) a change in control with or without any termination of employment. The amounts shown assume that such termination was effective as of December 31, 2011, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time the events described above actually occur.

William J. Reuter, Drew K. Hostetter and Michael M. Quick

Termination Without Cause or Resignation Due to an Adverse Change. Under the terms of their respective employment agreements, the executives may be terminated by Susquehanna without “cause” or may resign due to an “Adverse Change.”

The executive’s employment may be terminated by Susquehanna with “cause” upon the occurrence of any of the following: (1) the executive’s personal dishonesty; (2) the executive’s incompetence or willful misconduct; (3) a breach by the executive of fiduciary duty involving personal profit; (4) the executive’s intentional failure to perform stated duties; (5) the executive’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (6) the issuance of a final cease-and-desist order by a state or federal agency to the extent such cease-and-desist order requires the executive’s termination; or (7) a material breach by the executive of any provision of his employment agreement.

The executive may terminate his employment due to an adverse change upon the occurrence of any of the following: (1) a significant change in the nature or scope of the executive’s duties or a material reduction in the executive’s authority, status or responsibility; (2) an increase by more than 20% of the time required to be spent by the executive 60 miles or more beyond Susquehanna’s geographic market area without the executive’s consent; (3) a material reduction in the executive’s base compensation; (4) any other material and willful breach by Susquehanna of any other provision of the executive’s employment agreement; or (5) delivery of notice of Susquehanna’s intent not to renew the executive’s employment agreement. However, none of the above events or conditions shall constitute an Adverse Change unless (1) the executive provides Susquehanna with a written objection to the event or condition within 60 days following the occurrence of the event or condition; (2) Susquehanna does not reverse or otherwise cure the event or condition within 30 days of receiving the written objection; and (3) the executive actually resigns within 60 days following the expiration of the 30-day cure period.

Upon a termination of employment without Cause or due to an Adverse Change, each executive will be entitled to the payments and/or benefits described below:

•	payment of all accrued and unpaid base salary through the date of termination;

•	payment for all accrued but unused vacation days;

•	payment of any bonus payable for the period ending prior to termination of employment;

•

bi-weekly payments for a period of one year in the case of Messrs. Hostetter and Quick or two years in the case of Mr. Reuter, following termination of employment (in each case, such time period is hereinafter referred to as the “Severance Period”) equal to 1/26th of the “Average Annual Compensation,” defined as the average of the base compensation and annual bonuses received by the executive with respect to the three most recently completed calendar years;

•	the benefit accrued under all defined benefit pension plans had the executive remained employed for the Severance Period; and

•

continued coverage and participation in Susquehanna’s group term life insurance, disability insurance, accidental death and dismemberment insurance, and health insurance for the Severance Period for all named executive officers other than Mr. Reuter. Mr. Reuter is entitled to receive a reimbursement of monthly COBRA costs, including monthly life, accidental death and dismemberment, and disability benefits, based on the amount Susquehanna would have paid for such benefits if Mr. Reuter had remained employed during the applicable Severance Period.

Mr. Reuter is bound by certain non-competition and non-solicitation covenants which extend for a period of two years following termination of employment. Messrs. Hostetter and Quick are bound by substantially similar covenants for a period of one year following termination of employment.

Death, Disability or Retirement. In the event of the executive’s termination of employment due to death, disability or retirement, any unvested stock options or restricted stock shall immediately vest; provided, however, that the December 2010 restricted share grants described in the “—Equity Awards” section will not immediately vest upon retirement but will continue to vest so long as the restrictive covenants are in effect, except that if the vesting would extend beyond the last day of the applicable restrictive covenant period, any shares will immediately and automatically vest on the last day of the restrictive covenants period. In addition, in the event of the executive’s termination of employment due to retirement, the executive may exercise his stock options any time during the remaining term of the option, regardless of employment status.

The normal retirement date under the employment agreements is defined as the last day of the calendar year in which the executive attains the age of 65. Pursuant to an amendment to Mr. Quick’s employment agreement made on January 27, 2012, the normal retirement date under his employment agreement is now defined as the last day of the calendar year in which the he attains the age of 67.

Termination Following a Change in Control. In the event the executive’s employment is terminated without Cause or due to an Adverse Change following a change in control, the executive will be entitled to receive the same benefits described above under “—Termination Without Cause or Resignation Due to an Adverse Change,” except that in the case of Mr. Reuter, the Severance Period will be extended from two years to three years, and in the case of Messrs. Hostetter and Quick, the Severance Period will be extended from one year to three years.

In addition to the benefits described above, the executives will be entitled to the following:

•

an additional fully vested benefit under Susquehanna’s SERP equal to the difference between (A) the benefit that the executive would have accrued under all of Susquehanna’s defined benefit pension plans, assuming (1) the executive remained continuously employed by Susquehanna until the fifth anniversary, in the case of Mr. Reuter, or the third anniversary, in the case of Messrs. Hostetter and Quick, of the change in control, (2) the executive’s compensation increased at a rate of 4% per year, and (3) the terms of all such pension plans remained identical to those in effect immediately prior to the change in control; and (B) the actual benefit due to the executive under all of Susquehanna’s defined benefit plans immediately prior to the change in control.

In order to receive any severance or termination payments or benefits described above, each executive is required to execute and deliver a general release and non-disparagement agreement in a form prescribed by Susquehanna.

Pursuant to the amendments adopted on December 20, 2011, in the event that it is determined that any payment by Susquehanna to or for the benefit of the executive would be a so-called “golden parachute payment” and, therefore, result in the imposition on the executive of an excise tax under Section 4999 of the Code, then the payments will be limited to the greater of (i) the dollar amount which can be paid to such named executive officer without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.

In addition, upon a change in control, any incentive awards applicable to incentive program cycles in effect at the time of the change in control will become payable at target levels, without regard to whether the executive remains employed by Susquehanna and without regard to performance during the remainder of those incentive program cycles.

The “change in control” provisions of the executive’s employment agreements will be triggered upon the first to occur of any of the following:

•	any person becoming a beneficial owner of 25% or more of either the then outstanding shares of Susquehanna’s stock or the combined voting power of Susquehanna’s outstanding securities;

•	if, during any 24-month period, the individuals who, at the beginning of such period, constitute the board cease for any reason other than death to constitute at least a majority of the board;

•

the merger or consolidation of Susquehanna with another corporation other than (A) a merger or consolidation which results in Susquehanna’s voting securities outstanding immediately prior to such transaction continuing to represent at least 60% of the voting power of the voting securities of the surviving corporation, or (B) a merger or consolidation effected to implement a recapitalization (or similar transaction) in which no person becomes a beneficial owner of Susquehanna’s securities representing 40% or more of either the then outstanding shares of Susquehanna’s stock or the combined voting power of Susquehanna’s outstanding securities; or

•	a liquidation, dissolution or sale of substantially all of Susquehanna’s assets.

Upon a change in control, the length of the restricted covenant period described above will be extended from two years to three years in the case of Mr. Reuter and from one year to three years in the case of Messrs. Hostetter and Quick.

Assuming that one of the following events occurred on December 31, 2011, Mr. Reuter’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payment Under Executive Supplemental LTD Program		Welfare Benefit Continuation		Payment of 2011 Target Cash Incentive Award		Value of Options Subject to Acceleration(1)	Value of Restricted Stock Subject to Acceleration(2)	Parachute Gross-up Payment
For Cause	—		2,217,760	(3)	—		—		—		—		—	—	—
Voluntary Resignation (without Adverse Change)	—		2,217,760	(3)	—		—		—		—		—	—	—
Death	—		2,217,760	(3)	1,650,000	(4)	—		—		—		—	432,966	—
Disability	—		2,217,760	(3)	—		335,047	(5)	—		—		—	432,966	—
Retirement	—		2,217,760	(3)	—		—		—		—		—	293,300	—
Without Cause or due to Adverse Change	1,697,666	(6)	2,347,626	(7)	—		—		43,951	(8)	—		—	—	—
Without Cause or due to Adverse Change after a Change in Control	2,546,499	(9)	2,459,945	(10)	—		—		65,926	(11)	—		—	—	—	(12)
Change in Control (with or without termination)	—		—		—		—		—		—	(13)	—	432,966	—

(1)	This amount represents the value of unvested stock options to purchase an aggregate of 50,001 shares of common stock, based on the difference between the exercise price of the options and $8.38, the closing price of Susquehanna’s common stock on December 30, 2011. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.
(2)	Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 51,667 shares of common stock, based on $8.38, the closing price of Susquehanna’s common stock on December 30, 2011. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 35,000 shares of common stock.
(3)	This amount represents the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2011.
(4)	This amount represents the death benefit payable to Mr. Reuter under Susquehanna’s Executive Life Insurance Program calculated as follows: (1) twice his current base salary, such amount being $1,700,000, reduced by (2) the death benefit payable to Mr. Reuter under the life insurance program generally available to all of Susquehanna’s employees, such amount being $50,000.
(5)	This amount represents the actuarial present value of the benefits that would become payable to Mr. Reuter under Susquehanna’s Executive Supplemental LTD Program in the event of his termination due to disability on December 31, 2011.
(6)	This amount is equal to two times the average of the base compensation and annual bonuses received by Mr. Reuter with respect to the three most recently completed calendar years (i.e., the years 2009–2011).
(7)	This amount represents the sum of (1) the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2011 including two additional years of service, such amount being $2,282,957 plus (2) the present value of the benefit enhancement Mr. Reuter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $64,669.
(8)	This amount represents Susquehanna’s portion of the premium payments for 24 months of COBRA costs, including life, accidental death and dismemberment, and disability coverage.
(9)	This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Reuter with respect to the three most recently completed calendar years (i.e., the years 2009–2011).
(10)	This amount represents the sum of (1) the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2011 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, such amount being $2,330,869; plus (2) the present value of the benefit enhancement Mr. Reuter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $129,076.

(11)	This amount represents Susquehanna’s portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(12)	Susquehanna’s parachute gross-up analysis includes an assumption that Mr. Reuter’s non-compete commitments have a fair market value equal to $2,400,000, an amount determined by an independent appraisal in 2004. While Susquehanna had not commissioned an updated appraisal since that time, Susquehanna believes that in light of Susquehanna’s growth and the growth of Mr. Reuter’s responsibilities and experience, an updated appraisal would yield an equal or greater value for those non-compete commitments. This amount also gives effect to the December 20, 2011 amendment to Mr. Reuter’s employment agreement, which provides that in the event any payments to Mr. Reuter would otherwise constitute a parachute payment, the payments will be reduced to the extent necessary to assure that such payments will be limited to the greater of (i) the dollar amount which can be paid to Mr. Reuter without triggering an excise tax under Code Section 4999 or (ii) the greatest after tax dollar amount after taking into account any excise tax incurred under Code Section 4999 with respect to such parachute payments.
(13)	No cash incentive awards were paid for the fiscal year ending December 31, 2011.

Assuming that one of the following events occurred on December 31, 2011, Mr. Hostetter’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payment Under Executive Supplemental LTD Program		Welfare Benefit Continuation		Payment of 2011 Target Cash Incentive Award		Value of Options Subject to Acceleration(1)		Value of Restricted Stock Subject to Acceleration(2)	Parachute Gross-up Payment
For Cause	—		174,213	(3)	—		—		—		—		—		—	—
Resignation (without Adverse Change)	—		174,213	(3)	—		—		—		—		—		—	—
Death	—		174,213	(3)	842,500	(4)	—		—		—		—		293,300	—
Disability	—		174,213	(3)	—		515,782	(5)	—		—		—		293,300	—
Retirement	—		174,213	(3)	—		—		—		—		—		209,500	—
Without Cause or due to Adverse Change	447,930	(6)	212,820	(7)	—		—		12,027	(8)	—		—		—	—	(12)
Without Cause or due to Adverse Change after a Change in Control	1,343,790	(9)	289,551	(10)	—		—		36,082	(11)	—		—		—	—
Change in Control (with or without termination)	—		—		—		—		—		—	(13)	—	(13)	293,300	—

(1)	This amount represents the value of unvested stock options to purchase an aggregate of $50,001 shares of common stock, based on the difference between the exercise price of the options and $8.38, the closing price of Susquehanna’s common stock on December 30, 2011. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.
(2)	Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 35,000 shares of common stock, based on $8.38, the closing price of Susquehanna’s common stock on December 30, 2011. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 25,000 shares of common stock.
(3)	This amount represents the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2011.
(4)	This amount represents the death benefit payable to Mr. Hostetter under Susquehanna’s Executive Life Insurance Program calculated as follows: (1) twice his current base salary, such amount being $892,500, reduced by (2) the death benefit payable to Mr. Hostetter under the life insurance program generally available to all of Susquehanna’s employees, such amount being $50,000.
(5)	This amount represents the actuarial present value of the benefits that would become payable to Mr. Hostetter under Susquehanna’s Executive Supplemental LTD Program in the event of his termination due to disability on December 31, 2011.
(6)	This amount is equal to one times the average of the base compensation and annual bonuses received by Mr. Hostetter with respect to the three most recently completed calendar years (i.e., the years 2009–2011).
(7)	This amount represents the sum of (1) the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2011 including one additional year of service, such amount being $189,114; plus (2) the present value of the benefit enhancement Mr. Hostetter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $23,706.
(8)	This amount represents Susquehanna’s portion for the premium payments for 12 months of health, life, accidental death and dismemberment, and disability coverage.
(9)	This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Hostetter with respect to the three most recently completed calendar years (i.e., the years 2009–2011).
(10)	This amount represents the sum of (1) the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2011 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, such amount being $218,347; plus (2) the present value of the benefit enhancement Mr. Hostetter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $71,204.
(11)	This amount represents Susquehanna’s portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(12)

Susquehanna’s parachute gross-up analysis includes an assumption that Mr. Hostetter’s non-compete commitments have a fair market value equal to $900,000 an amount determined by an independent appraisal in 2004. While Susquehanna had not commissioned an updated appraisal since that time, Susquehanna believes that in light of Susquehanna’s growth and the growth of Mr. Hostetter’s responsibilities and experience, an updated appraisal would yield an equal or greater value for those non-compete commitments. This amount also gives effect to the December 20, 2011 amendment to Mr. Hostetter’s employment agreement, which provides that in the event any payments to Mr. Hostetter would otherwise constitute a parachute payment, the payments will be reduced to the extent necessary to assure that such payments will be limited to the greater of (i) the dollar amount which can be paid to Mr. Hostetter without triggering an excise tax under Code Section 4999 or (ii) the greatest after tax dollar amount after taking into account any excise tax incurred under Code Section 4999 with respect to such parachute payments.
(13)	No cash incentive awards were paid for the fiscal year ending December 31, 2011.

Assuming that one of the following events occurred on December 31, 2011, Mr. Quick’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payment Under Executive Supplemental LTD Program	Welfare Benefit Continuation		Payment of 2011 Target Cash Incentive Award		Value of Options Subject to Acceleration(1)	Value of Restricted Stock Subject to Acceleration(2)	Parachute Gross-up Payment
For Cause	—		95,448	(3)	—		—	—		—		—	—	—
Resignation (without Adverse Change)	—		95,448	(3)	—		—	—		—		—	—	—
Death	—		95,448	(3)	775,000	(4)	—	—		—		—	293,300	—
Disability	—		95,448	(3)	—		—	—		—		—	293,300	—
Retirement	—		95,448	(3)	—		—	—		—		—	209,500	—
Without Cause or due to Adverse Change	405,133	(5)	129,444	(6)	—		—	11,959	(7)	—		—	—	—
Without Cause or due to Adverse Change after a Change in Control	1,215,399	(8)	275,490	(9)	—		—	35,877	(10)	—		—	—	—	(11)
Change in Control (with or without termination)	—		—		—		—	—		—	(12)		293,300	—

(1)	This amount represents the value of unvested stock options to purchase an aggregate of 50,001 shares of common stock, based on the difference between the exercise price of the options and $8.38, the closing price of Susquehanna’s common stock on December 30, 2011. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.
(2)	Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 35,000 shares of common stock, based on $8.38, the closing price of Susquehanna’s common stock on December 30, 2011. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 25,000 shares of common stock.
(3)	This amount represents the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2011.
(4)	This amount represents the death benefit payable to Mr. Quick under Susquehanna’s Executive Life Insurance Program calculated as follows: (1) twice his current base salary, such amount being $825,000, reduced by (2) the death benefit payable to Mr. Quick under the life insurance program generally available to all of Susquehanna’s employees, such amount being $50,000.
(5)	This amount is equal to one times the average of the base compensation and annual bonuses received by Mr. Quick with respect to the three most recently completed calendar years (i.e., the years 2009–2011).
(6)	This amount represents the sum of (1) the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2011 including one additional year of service, such amount being $106,100; plus (2) the present value of the benefit enhancement Mr. Quick would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $23,344.
(7)	This amount represents Susquehanna’s portion for the premium payments for 12 months of health, life, accidental death and dismemberment, and disability coverage.
(8)	This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Quick with respect to the three most recently completed calendar years (i.e., the years 2009–2011).
(9)	This amount represents the sum of (1) the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2011 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, such amount being $146,526; plus (2) the present value of the benefit enhancement Mr. Quick would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $128,964.
(10)	This amount represents Susquehanna’s portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(11)	This amount assumes that the fair market value of any non-compete commitment by Mr. Quick is at least equal to $900,000, the amount determined by an independent appraisal in 2004 for our other named executive officers with similar non-compete commitments. While Susquehanna has not commissioned an appraisal for Mr. Quick, Susquehanna believes that in light of Susquehanna’s growth and the growth of Mr. Quick’s responsibilities and experience, an appraisal would yield an equal or greater value for those non-compete commitments.
(12)	No cash incentive awards were paid for the fiscal year ending December 31, 2011.

Eddie L. Dunklebarger

Termination Without Cause or Resignation Due to an Adverse Change. Mr. Dunklebarger’s employment may be terminated by Susquehanna at any time without Cause or he may resign due to an Adverse Change, each defined substantially as described above with respect to Messrs. Reuter, Hostetter and Quick. Under either circumstance, Mr. Dunklebarger will be entitled to receive the following payments and/or benefits:

•	a $169,000 holdback payment related to Mr. Dunklebarger’s agreement to be bound by the restrictive covenants in his employment agreement;

•

bi-weekly compensation continuation payments for a period equal to the remainder of the term of employment in effect at the time of termination, equal to 1/26th of the “Base Salary,” currently defined as $525,000;

•

if applicable, the benefit accrued under all defined benefit plans, taking into account the $169,000 holdback payment as compensation for purposes of the applicable plan and increasing his years of benefit service under the applicable plan by one year;

•

continued coverage under Susquehanna’s applicable health plan for Mr. Dunklebarger, his spouse and eligible dependents for a period of 18 months following termination of employment, subject to the requirement that Mr. Dunklebarger remit the employee portion of the premium cost associated with the coverage;

•

a lump-sum payment in an amount equal to 100% of the premium costs of COBRA continuation coverage for Mr. Dunklebarger, his spouse and eligible dependents, for a period commencing on the first day after the 18-month period and continuing until his attainment of age 65 (or the date Mr. Dunklebarger would have attained age 65 if he dies prior), at the COBRA rate in effect as of the expiration of the 18-month period and assuming a 10% increase in the amount of such COBRA coverage for the period (for purposes of this payment, dependents will only be taken into account until the earlier of the date they cease to be a dependent or Mr. Dunklebarger’s attainment of age 65);

•

a lump sum payment in an amount equal to 150% of Susquehanna’s actual premium cost of providing group term life insurance coverage to Mr. Dunklebarger for the three-year period following the termination; and

•	payment for all accrued but unused vacation days.

Mr. Dunklebarger is bound by certain non-competition and non-solicitation covenants which extend for a period of three years following termination of employment.

Termination Due to Death, Disability, Retirement or Cause. In the event Mr. Dunklebarger terminates employment due to death, disability, retirement, or Cause, he will receive payment for his accrued and unpaid Base Salary through the date of the termination and, except in the case of his death, the continued health plan and COBRA coverage described above. In addition, except in the event of termination for Cause, Susquehanna will pay Mr. Dunklebarger the $169,000 holdback payment.

Termination Following a Change in Control. In the event Mr. Dunklebarger’s employment is terminated without Cause or due to an Adverse Change following a change in control, in addition to the benefits described above, Mr. Dunklebarger will be entitled to the following:

•

payment of an amount equal to three times his Average Annual Compensation (defined substantially as described above with respect to Messrs. Reuter, Hostetter and Quick), payable in regular payroll installments over the three-year period following his termination; and

•

an additional benefit under the SERP (defined substantially as described above with respect to Messrs. Hostetter and Quick) assuming Mr. Dunklebarger remained continuously employed by Susquehanna until the third anniversary of the change in control.

In order to receive any severance or termination payments or benefits described above, Mr. Dunklebarger is required to execute and deliver a general release and non-disparagement agreement in a form prescribed by Susquehanna.

In the event that it is determined that any payment by Susquehanna to or for the benefit of Mr. Dunklebarger, would be a “golden parachute payment” and, therefore, result in the imposition on Mr. Dunklebarger of an excise tax under Section 4999 of the Code, Mr. Dunklebarger will receive a payment sufficient to place the executive in the same after-tax position as if no excise tax had been applicable (“Parachute Gross-Up Payment”). However, if the imposition of the excise tax could be avoided by the reduction of payments due to Mr. Dunklebarger by an amount of 10% or less, then the total of all such payments will be reduced to an amount $1.00 below the amount that would otherwise cause an excise tax to apply, and no Parachute Gross-Up Payment will be made. In addition, upon a change in control, any incentive awards applicable to incentive program cycles in effect at the time of the change in control will become fully vested and payable at target levels, without regard to whether Mr. Dunklebarger remains employed by Susquehanna and without regard to performance during the remainder of those incentive program cycles.

The “change in control” provisions of Mr. Dunklebarger’s employment agreements will be triggered upon the same events as described above with respect to Messrs. Reuter, Hostetter and Quick.

Salary Continuation Agreement

The Salary Continuation Agreement provides a supplemental retirement benefit to Mr. Dunklebarger as described in the section “—Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger.”

As a result of the merger with Community Banks, Inc., a change in control occurred under the Salary Continuation Agreement and Mr. Dunklebarger is entitled to the full annual retirement benefit of $180,000, paid in consecutive equal monthly installments on the first day of each month beginning with the month following the month Mr. Dunklebarger reaches age 62 and continuing for a total period of 20 years. In the event Mr. Dunklebarger dies while employed with Susquehanna, he will be entitled to have the full annual retirement benefit paid to his beneficiary in consecutive equal monthly installments for a total period of 20 years. In the event Mr. Dunklebarger dies after Susquehanna had begun to make payments under the Salary Continuation Agreement, his beneficiary will receive the remaining benefits at the same time and in the same manner as they would have been paid had Mr. Dunklebarger survived.

If Mr. Dunklebarger dies after termination of employment but prior to the commencement of benefit payments, his beneficiary will receive benefit payments in the same amount and in the same manner as they would have been paid had Mr. Dunklebarger survived. In the event Susquehanna terminates Mr. Dunklebarger for cause he will receive no benefits under the Salary Continuation Agreement.

Survivor Income Agreement

The Survivor Income Agreement provides a death benefit to Mr. Dunklebarger’s beneficiary as described in the section “Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger.”

As a result of the merger with Community Banks, Inc., a change in control occurred, and therefore, pursuant to the terms of the Survivor Income Agreement, Susquehanna had agreed to maintain the Salary Continuation Agreement. If Mr. Dunklebarger voluntarily terminates his employment after reaching age 65 and completion of 10 years of service, or terminates his employment due to a change in control, the Survivor Income Agreement will automatically convert to a split-dollar insurance agreement, unless Mr. Dunklebarger elects otherwise, in which case Mr. Dunklebarger and his beneficiary will retain the rights to the proceeds of the policy as described in the section “Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger.”

Assuming that one of the following events occurred on December 31, 2011, Mr. Dunklebarger’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Salary Continuation Agreement(1)	Survivor Income Agreement(2)	Group Term Life Insurance Payment		Supplemental Executive Retirement Plan Benefit(3)		Welfare Benefit Continuation		Value of Options Subject to Acceleration(4)	Value of Restricted Stock Subject to Acceleration(5)	Parachute Gross-up Payment(6)
For Cause	169,000	(7)	—	—	—		229,314	(3)	170,913	(11)	—	—	—
Resignation (without Adverse Change)	169,000	(7)	1,944,396	—	—		229,314	(3)	170,913	(11)	—	—	—
Death	169,000	(7)	1,944,396	433,570	—		229,314	(3)	170,913	(11)	—	209,500	—
Disability	169,000	(7)	1,944,396	—	—		229,314	(3)	170,913	(11)	—	209,500	—
Retirement	169,000	(7)	1,944,396	—	—		229,314	(3)	170,913	(11)	—	125,700	—
Without Cause or due to Adverse Change	694,000	(8)	1,944,396	—	4,785	(9)	285,430	(10)	170,913	(11)	—	—	—
Without Cause or due to Adverse Change after a Change in Control	1,806,901	(12)	1,944,396	—	4,785	(9)	356,757	(13)	170,913	(11)	—	—	—
Change in Control (with or without termination)	169,000	(7)	1,944,396	—	—		—		170,913	(11)	—	209,500	—

(1)	Mr. Dunklebarger is entitled to this full annual retirement benefit of $180,000 paid in consecutive equal monthly installments on the first day of each month beginning with the month following the month Mr. Dunklebarger reaches age 62 and continuing for a total period of 20 years. This amount represents the present value of Mr. Dunklebarger’s full annual retirement benefits using a discount rate of 4.75%.
(2)	This amount is the value of the benefits as of December 31, 2011 under the Survivor Income Agreement that Susquehanna assumed in connection with the merger with Community Banks, Inc.
(3)	This amount represents the present value of Mr. Dunklebarger’s accrued SERP benefit as of December 31, 2011.
(4)	This amount represents the value of unvested stock options to purchase an aggregate of 16,667 shares of common stock, based on the difference between the exercise price of the options and $8.38, the closing price of Susquehanna’s common stock on December 30, 2011. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.
(5)	Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 25,000 shares of common stock, based on $8.38, the closing price of Susquehanna’s common stock on December 30, 2011. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 15,000 shares of common stock.
(6)	Susquehanna’s parachute gross-up analysis does not include an assumption of value for Mr. Dunklebarger’s non-compete commitments because as of December 31, 2011 no independent appraisal has been conducted.
(7)	This amount is the $169,000 holdback payment related to Mr. Dunklebarger’s agreement to be bound by the restrictive covenants in his employment agreement.
(8)	This amount is equal to the sum of the bi-weekly compensation continuation payments equal to 1/26th of Mr. Dunklebarger’s base salary for a period of one year, plus the holdback payment in the amount of $169,000.
(9)	This amount represents an amount equal to 150% of Susquehanna’s actual premium cost of providing group term life insurance coverage to Mr. Dunklebarger for a three-year period.
(10)	This amount represents the sum of (1) the present value of Mr. Dunklebarger’s accrued SERP benefit as of December 31, 2011 including one additional year of service, such amount being $265,307; plus (2) the present value of the benefit enhancement Mr. Dunklebarger would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $20,123.
(11)	This amount represents Susquehanna’s portion of the premium payments for 18 months of health coverage for Mr. Dunklebarger, his spouse and his dependents, such amount being $21,479 plus a lump-sum payment in an amount equal to 100% of the premium costs for COBRA continuation coverage for a period commencing on the first day after the 18-month period and continuing until Mr. Dunklebarger reaches age 65, such amount being $149,434.
(12)	This amount is equal to three times Mr. Dunklebarger’s average annual compensation, plus the holdback payment in the amount of $169,000.
(13)	This amount represents the sum of (1) the present value of Mr. Dunklebarger’s accrued SERP benefit as of December 31, 2011 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, such amount being $296,302; plus (2) the present value of the benefit enhancement Mr. Dunklebarger would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $60,455.

Bernard A. Francis, Jr.

Termination Without Cause. Mr. Francis’ employment with Susquehanna may be terminated by Susquehanna at any time without Cause, which is defined substantially as described above with respect to the other named executive officers. In such event, Mr. Francis shall be entitled to the following payments and/or benefits:

•

a lump-sum payment in an amount equal to Mr. Francis’s rate of “total compensation” (i.e., his base salary and annual bonus opportunity) in effect prior to any reduction which led to the termination, times the number of months otherwise remaining in the term of his employment agreement (Mr. Francis’s employment agreement contains an evergreen renewal provision that generally results in the remaining term of his employment agreement at any given time being at least 26 but not more than 38 months);

•	the pension benefits he would have accrued had he remained employed by Susquehanna for the remainder of the term of his employment agreement; and

•

continued coverage and participation in Susquehanna’s group term life insurance, disability insurance, accidental death and dismemberment insurance, and health insurance for the remainder of the term of his employment agreement.

Resignation (with Non-Compete Payments). In the event that Mr. Francis resigns his employment with Susquehanna and Susquehanna elects to make non-compete payments to Mr. Francis, then Susquehanna will make monthly payments to Mr. Francis for a period not to exceed 12 months following the date of his termination, with each monthly payment equal to 1/12th of Mr. Francis’s base salary and bonus for the 12-month period immediately prior to the date of his termination; provided, however, that the non-compete payments shall be reduced by any payments of salary, bonus or similar payments received by Mr. Francis from any new employment that relates to the time periods for which the non-compete payments are made. Susquehanna may elect to stop making non-compete payments to Mr. Francis at any time during the 12-month period.

Disability. If Mr. Francis becomes and continues to be permanently disabled, then Mr. Francis shall be entitled to:

•	payment of base salary for a period of not less than six months following the commencement of such permanent disability;

•

continued coverage and participation in Susquehanna’s group term life insurance, disability insurance, accidental death and dismemberment insurance, and health insurance for a period of not less than six months following the commencement of such permanent disability; and

•	accelerated vesting of unvested stock options and restricted stock.

Death or Retirement. In the event of Mr. Francis’s termination of employment due to death or retirement, any unvested stock options or restricted stock shall immediately vest; provided, however, that the December 2010 restricted share grant described in the “—Equity Awards” section will not immediately vest upon retirement but will continue to vest so long as the restrictive covenants are in effect, except that if the vesting would extend beyond the last day of the applicable restrictive covenant period, any shares will immediately and automatically vest on the last day of the restrictive covenants period. In addition, in the event of Mr. Francis’s termination of employment due to retirement, he may exercise his stock options any time during the full term of the option, regardless of employment status.

Non-Renewal. Susquehanna may elect not to renew the term of Mr. Francis’s employment. In the event that Susquehanna elects not to renew the term of Mr. Francis’s employment and, as a result, Mr. Francis elects to resign, then Mr. Francis may be required to continue to perform his duties under his employment agreement for a period of up to three months. Additionally, Susquehanna may elect, at Susquehanna’s discretion, to require Mr. Francis to remain reasonably available to Susquehanna for advice and consultation, for up to an additional nine months. In the event that Susquehanna requests Mr. Francis to remain available for advice and consultation, he will be entitled to all salary, bonus and benefits he would otherwise be entitled to receive for a commensurate period (reduced by any amounts he earns from other employment during that period). In the absence of Susquehanna’s election of the advice and consultation period, Mr. Francis will not be entitled to any further salary, bonus or benefits by virtue of his resignation.

Change in Control. Mr. Francis may elect to resign his employment with Susquehanna if, within the 12-month period following a change in control, there occurs an adverse change (defined substantially as described above with respect to the other named executive officers) in his circumstances.

In the event Mr. Francis terminates his employment under such circumstances, then Mr. Francis will be entitled to receive the same payments as described above in connection with a termination without Cause. In addition, Susquehanna may elect to bind Mr. Francis to a non-compete restriction by making payments to him, on the same basis as described under the heading “—Resignation (with Non-Compete Payments)” for a period not to exceed the then remaining term of his employment agreement.

A change in control shall be deemed to have occurred upon the happening of any one or more of the following occurrences if, prior thereto, such occurrence has not received the approval of a majority of the disinterested members of the board of directors of Valley Forge and/or the board:

•	a liquidation, dissolution or sale of substantially all the assets of Valley Forge and/or Susquehanna’s assets;

•

any person becoming a beneficial owner of securities of Valley Forge and/or Susquehanna’s securities representing more than 20% of the common stock of Valley Forge and/or Susquehanna’s common stock or the combined voting power of Valley Forge’s and/or Susquehanna’s then outstanding securities;

•

at least a majority of the board of Valley Forge and/or the board at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or

•	Valley Forge and/or Susquehanna merges or consolidates with another corporation, and are not the surviving corporation.

Non-Solicitation. Additionally, Mr. Francis is bound by a non-solicitation covenant for a period of two years following any termination of his employment.

Parachute Gross-Up Payment. Pursuant to the December 20, 2012 amendment to Mr. Francis’s employment agreement, Mr. Francis will be subject to a modified cutback on the same terms as described above for the other named executive officers.

Assuming that one of the following events occurred on December 31, 2011, Mr. Francis’s payments and benefits would have the estimated values reflected in the table below.

	Severance / Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment under Executive Life Insurance Program		Payment under Executive Supplemental LTD Program		Welfare Benefit Continuation		Value of Options Subject to Acceleration(1)	Value of Restricted Stock Subject to Acceleration(2)	Parachute Gross-up Payment
For Cause	—		319,471	(3)	—		—		—		—	—	—
Resignation	—	(4)	319,471	(3)	—		—		—		—	—	—
Death	—		319,471	(3)	750,000	(5)	—		—		—	209,500	—
Disability	—		319,471	(3)	—		217,128	(6)	14,081	(7)	—	209,500	—
Retirement	—		319,471	(3)	—		—		—		—	125,700	—
Non-Renewal	—	(8)	319,471	(3)	—		—		—	(9)	—	—	—
Without Cause or due to Adverse Change	1,875,000	(10)	367,194	(11)	—		—		84,484	(12)	—	—	—	(13)
Without Cause or due to Adverse Change after a Change in Control	1,875,000	(10)(14)	462,046	(15)	—		—		84,484	(12)	—	209,500	—	(13)
Change in Control (with or without termination)	—		—		—		—		—		—	—	—

(1)	This amount represents the value of unvested stock options to purchase an aggregate of 50,000 shares of common stock, based on the difference between the exercise price of the options and $8.38, the closing price of Susquehanna’s common stock on December 30, 2011. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.
(2)	Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 25,000 shares of common stock, based on $8.38, the closing price of Susquehanna’s common stock on December 30, 2011. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 15,000 shares of common stock.
(3)	This amount represents the present value of Mr. Francis’s accrued SERP benefit as of December 31, 2011.
(4)	Mr. Francis has no entitlement to severance or salary continuation under this circumstance, but, as described above, Susquehanna may elect to purchase a non-compete commitment from him for a period not to exceed 12 months at a cost equal to his monthly total compensation of $27,083 (reduced by any amounts he earns from other employment during that month).
(5)	This amount represents the term life insurance proceeds payable upon the death of Mr. Francis under the life insurance policy provided by Valley Forge.
(6)	This amount represents the actuarial present value of the benefits that would become payable to Mr. Francis under the supplemental long-term disability policy provided by Valley Forge in the event of his termination due to disability on December 31, 2011.
(7)	This amount represents Susquehanna’s portion of the premium payments for six months of health, life, accidental death and dismemberment, and disability coverage.
(8)	Mr. Francis has no entitlement to severance or salary continuation under this circumstance, but, as described above, Susquehanna may elect to require Mr. Francis to remain reasonably available to Susquehanna to provide advice and consultation for a period not to exceed nine months at a monthly cost equal to his total compensation of $27,083 (reduced by any amounts he earns from other employment during that month).
(9)	Mr. Francis has no entitlement to welfare benefit continuation under this circumstance; however, as described above, in the event Susquehanna elects to require Mr. Francis to remain reasonably available to Susquehanna to provide advice and consultation, Mr. Francis is entitled to continue to receive health, life, accidental death and dismemberment, and disability coverage for the advice and consultation period, at an estimated monthly cost to Susquehanna of $974.
(10)	This amount is equal to three times Mr. Francis’s rate of base salary and annual bonus opportunity in effect prior to termination.
(11)	This amount represents the sum of (1) the present value of Mr. Francis’s accrued SERP benefit as of December 31, 2011 including one additional year of service, such amount being $343,930; plus (2) the present value of the benefit enhancement Mr. Francis would have accrued under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $23,265.
(12)	This amount represents Susquehanna’s portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(13)	This amount assumes that the fair market value of any non-compete commitment by Mr. Francis is at least equal to the sum of the payments made in exchange for that commitment under his employment agreement. This amount also gives effect to the December 20, 2011 amendment to Mr. Francis’s employment agreement, which provides that in the event any payments to Mr. Francis would otherwise constitute a parachute payment, the payments will be reduced to the extent necessary to assure that such payments will be limited to the greater of (i) the dollar amount which can be paid to Mr. Francis without triggering an excise tax under Code Section 4999 or (ii) the greatest after tax dollar amount after taking into account any excise tax incurred under Code Section 4999 with respect to such parachute payments.
(14)	This amount represents $1,875,000 as a severance payment. In addition (and as described above), Susquehanna may elect, in Susquehanna’s discretion, to purchase a non-compete commitment from him at a monthly cost equal to his monthly total compensation of $27,083 (reduced by any amounts he earns from other employment during that month) for a period not to exceed 36 months.
(15)	This amount represents the sum of (1) the present value of Mr. Francis’s accrued SERP benefit as of December 31, 2011 including three additional years of service, such amount being $392,163; plus (2) the present value of the benefit enhancement Mr. Francis would have accrued under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $69,833.

For All Named Executive Officers

Effect of Change in Control on Unvested Equity Awards. For each named executive officer, the occurrence of a Change in Control (as defined in the applicable equity plans) will cause the vesting of all otherwise unvested options and restricted stock to fully accelerate.

Death or Disability. In addition to the individual entitlements described above, upon death, Messrs. Reuter, Hostetter and Quick would be entitled to benefits under Susquehanna’s Executive Life Insurance Program. Mr. Francis would be entitled to benefits under a separate life insurance program provided to him by Valley Forge. Mr. Dunklebarger would be entitled to benefits under a separate term life insurance program. Additionally, upon disability, each of Messrs. Reuter, Hostetter, Quick and Francis would be entitled to benefits under Susquehanna’s Supplemental LTD Program. Mr. Francis would be entitled to benefits under a separate disability program provided to him by Valley Forge. Mr. Dunklebarger would be entitled to benefits under his Survivor Income Agreement. Each of these programs is discussed more fully above in the “Compensation Discussion and Analysis” section.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Exchange Act requires Susquehanna’s officers and directors, and persons who own more than 10% of a registered class of Susquehanna’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish Susquehanna with copies of all Section 16(a) forms they file.

Based solely on Susquehanna’s review of the copies of forms that Susquehanna had received, and written representations from certain reporting persons that they were not required to file Form 5s relating to Susquehanna’s stock, Susquehanna believes that in 2011, all filing requirements pursuant to Section 16(a) of the Exchange Act relating to Susquehanna’s officers, directors and principal shareholders were satisfied.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Susquehanna engaged PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit Susquehanna’s financial statements for the fiscal year ended December 31, 2011. Susquehanna expects to engage PwC as Susquehanna’s independent registered public accounting firm for the year 2012, subject to review and approval by the Audit Committee. Representatives of PwC are expected to be present at Susquehanna’s Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from Susquehanna’s shareholders.

SHAREHOLDER PROPOSALS FOR SUSQUEHANNA’S 2013 ANNUAL MEETING

Susquehanna shareholder proposals for the 2013 Annual Meeting of Shareholders must be received by Susquehanna’s Corporate Secretary at Susquehanna’s principal executive offices located at 26 North Cedar Street, Lititz, Pennsylvania 17543 no later than November 25, 2012 to be considered for inclusion in the proxy statement and form of proxy card relating to Susquehanna’s 2013 Annual Meeting.

Susquehanna shareholder proposals for the 2013 Annual Meeting of Shareholders, other than a proposal for inclusion in the proxy statement and proxy card pursuant to SEC regulations, must be delivered to Susquehanna’s Corporate Secretary at the address set forth in the preceding paragraph not less than 120 days prior to the first anniversary of the date of the 2012 Annual Meeting. As a result, any such notice must be received no later than January 4, 2013.

Shareholder proposals that are intended to be presented at Susquehanna’s 2012 Annual Meeting must have been received on or prior to November 17, 2011 in order to be eligible for inclusion in this proxy statement and form of proxy to be used in connection with the 2012 Annual Meeting. No notices were received by such date.

In order to be considered for the 2013 Annual Meeting, all shareholder proposals must comply in all respects with the applicable rules and regulations of the SEC and applicable provisions of Susquehanna’s Bylaws.

ANNUAL REPORT ON FORM 10-K

Upon written request to Susquehanna’s Corporate Secretary at the address set forth on page 1, Susquehanna will furnish, without charge to any shareholder whose proxy is solicited hereby, a copy of Susquehanna’s Annual Report on Form 10-K to the SEC, including the financial statements and schedules thereto. You may access electronic copies of Susquehanna’s Annual Report on the Internet by visiting Susquehanna’s website at www.susquehanna.net, or by visiting the SEC’s home page on the Internet at www.sec.gov.

By Order of the Board of Directors,

Lisa M. Cavage, Secretary

ADMISSION TICKET

Bring this ticket with you for admission to the meeting.

SUSQUEHANNA BANCSHARES, INC.

Annual Meeting of Shareholders

May 4, 2012 10:00 AM ET

Hershey Country Club

1000 East Derry Road

Hershey, PA 17033

www.hersheycountryclub.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

SUSQUEHANNA BANCSHARES, INC.

Annual Meeting of Shareholders

May 4, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Samuel G. Reel, Jr. and Thomas R. Diehl, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of SUSQUEHANNA BANCSHARES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, ET on May 4, 2012, at the Hershey Country Club and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” the election of the nominees listed on the reverse side in Proposal 1 for the Board of Directors; and “FOR” Proposals 2 and 3.

For Participants in the Susquehanna Employee Stock Purchase Plan, the Abington Bank ESOP or 401(k) Plan, or the Graystone Tower Bank ESOP: I instruct the applicable trustees, custodians or administrators to vote the plan shares allocated to me in accordance with choices marked on the reverse side. If no direction is made with respect to any Susquehanna Employee Stock Purchase Plan shares, this proxy will be voted in accordance with the Board of Directors’ recommendations with respect to such shares. If no direction is made with respect to any Abington Bank ESOP or 401(k) Plan shares or Graystone Tower Bank ESOP shares, these shares will not be voted.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

Susquehanna Bancshares, Inc. Attn: Joan McCracken Investor Relations 26 North Cedar Street Lititz, PA 17543-7000

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:				☐	☐	☐

1.	Election of Directors
Nominees
01	Anthony J. Agnone, Sr.	02 Wayne E. Alter, Jr.	03 Eddie L. Dunklebarger			04 Henry R. Gibbel 05 Bruce A. Hepburn
06	Donald L. Hoffman	07 Sara G. Kirkland	08 Jeffrey F. Lehman			09 Michael A. Morello 10 Scott J. Newkam
11	Robert E. Poole, Jr.	12 William J. Reuter	13 Andrew S. Samuel			14 Christine Sears 15 James A. Ulsh
16	Robert W. White	17 Roger V. Wiest, Sr.
The Board of Directors recommends you vote FOR proposals 2, and 3.							For	Against	Abstain
2.	Approval, in an advisory vote, of Susquehanna’s executive compensation.						☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2012.						☐	☐	☐
NOTE: Any other business properly presented at the annual meeting, or any adjournments or postponements thereof.
For address change/comments, mark here. (see reverse for instructions)				Yes	No	☐
Please indicate if you plan to attend this meeting				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date